Exhibit 10.1

AGREEMENT CONCERNING GLUCOKINASE ACTIVATOR PROJECT BY AND BETWEEN

NOVO NORDISK A/S AND

TRANSTECH PHARMA, INC.

DATED AS OF FEBRUARY 20, 2007

* Certain information identified by “[***]” has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential.

ARTICLE I	DEFINITIONS	TABLE OF CONTENTS	1
1.1	“Act”		2
1.2	“Affiliate”		2
1.3	“Bankruptcy Code”		2
1.4	“Business Day”		2
1.5	“Calendar Quarter”		2
1.6	“Calendar Year”		2
1.7	“Combination Product”		2
1.8	“Commercialization” or “Commercialize”		2
1.9	“Commercialization Partner”		2
1.10	“Completion”		2
1.11	“Compound”		3
1.12	“Control” or “Controlled”		3
1.13	“Cover”, “Covering” or “Covered”		3
1.14	“Development” or “Develop”		3
1.15	“EMEA”		3
1.16	“Exclusivity Period”		3
1.17	“FDA”		3
1.18	“Field”		4
1.19	“Filing”		4
1.20	“First Commercial Sale”		4
1.21	“GK Activator Project”		4
1.22	“GAAP”		4
1.23	“Governmental Authority”		4
1.24	“Indication”		4
1.25	“Initiation”		4
1.26	“Know-How”		4
1.27	“Knowledge”		4
1.28	“Law” or “Laws”		5
1.29	“Licensed Product”		5
1.30	“Losses”		5
1.31	“Major EU Country”		5
1.32	“Major Markets”		5
1.33	“Manufacture” or “Manufacturing”		5
1.34	“MHW”		5
1.35	“NDA”		5
1.36	“Net Sales”		5
1.37	“Novo Intellectual Property”		7
1.38	“Novo Know-How”		7
1.39	“Novo Materials”		7
1.40	“Novo Patent Rights”		7
1.41	“Party”		7
1.42	“Patent Rights”		7
1.43	“Person”		7
		i

1.44	“Phase II Clinical Trial”7
1.45	“Phase III Clinical Trial”7
1.46	“Regulatory Approval”8
1.47	“Regulatory Authority”8
1.48	“Sublicensee”8
1.49	“Territory”8
1.50	“Third Party”8
1.51	“TransTech Patent Rights”8
1.52	“Valid Claim”8
1.53	Additional Definitions8

ARTICLE II TRANSTECH RIGHTS9

2.1	Reversions and Grants of Rights9
2.2	Data and Material Transfer.10
2.3	Rights Retained by the Parties10
2.4	Section 365(n) of the Bankruptcy Code10

ARTICLE III DEVELOPMENT, MANUFACTURE AND COMMERCIALIZATION11

3.1	General11
3.2	Commercialization Partner.11
3.3	Exchange of Information12

ARTICLE IV FINANCIAL PROVISIONS12

4.1	Milestone Payments.12
4.2	Product Royalties.13
4.3	Reports; Payments14
4.4	Books and Records; Audit Rights14
4.5	Taxes15
4.6	United States Dollars15
4.7	Currency Exchange15
4.8	Blocked Payments15
4.9	Resolution of Disputes15
4.10	Novo Payment Obligations Terminated16

ARTICLE V INTELLECTUAL PROPERTY OWNERSHIP, PROTECTION AND RELATED MATTERS16

5.1 Ownership of Intellectual Property.		16
5.2 Prosecution and Maintenance of Patent Rights.		16
5.3 Third Party Infringement.		17
5.4 Patent Invalidity Claim		18
5.5 Claimed Infringement		18
5.6 Patent Term Extensions	ii	19

ARTICLE VI CONFIDENTIAL INFORMATION19

6.1	Treatment of Confidential Information.19
6.2	Confidential Information20

ARTICLE VII REPRESENTATIONS and WARRANTIES21

7.1	TransTech’s Representations21
7.2	Novo’s Representations.21
7.3	No Warranty22

ARTICLE VIII INDEMNIFICATION22

8.1	Indemnification in Favor of TransTech22
8.2	Indemnification in Favor of Novo23
8.3	General Indemnification Procedures.24
8.4	Insurance25

ARTICLE IX TERM AND TERMINATION25

9.1	Term25
9.2	Termination for Cause.25
9.3	Termination for Insolvency26
9.4	Termination for Patent Challenge26
9.5	Consequences of Terminations by the Parties.26
9.6	Effect of Termination or Expiration; Accrued Rights and Obligations28
9.7	Survival28

ARTICLE X RELEASES OF BREACH ISSUE29

10.1	Grant of Release29
10.2	Sole Judgment29
10.3	No Assignment29

ARTICLE XI MISCELLANEOUS29

11.1	Governing Law29
11.2	Jurisdiction29
11.3	Waiver30
11.4	Notices30
11.5	Entire Agreement31
11.6	Headings31
11.7	Severability31
11.8	Registration and Filing of the Agreement31
11.9	Assignment31
11.10	Counterparts32
11.11	Force Majeure32
11.12	Press Releases and Other Disclosures32
11.13	Third-Party Beneficiaries32
11.14	Relationship of the Parties32
11.15	Performance by Affiliates33
11.16	Construction33
11.17	No Consequential or Punitive Damages33

iii

AGREEMENT CONCERNING GLUCOKINASE ACTIVATOR PROJECT

THIS AGREEMENT CONCERNING GLUCOKINASE ACTIVATOR PROJECT (this “Agreement”) is entered into this 20th day of February, 2007 (the “Effective Date”), by and between Novo Nordisk A/S, a corporation organized under the laws of Denmark, having a business address at Novo Allé, DK-2880 Bagsvaerd, Denmark (“Novo”), and TransTech Pharma, Inc., a corporation organized under the laws of the State of Delaware, having a business address at 4170 Mendenhall Oaks Parkway, High Point, North Carolina 27265, USA (“TransTech”).

WHEREAS, on June 22, 2001, Novo and TransTech entered into an Umbrella Research and License Agreement (the “Umbrella Agreement”), pursuant to which, among other things, Novo and TransTech collaborated on a research project relating to Glucokinase Activators (as hereinafter defined) under the terms of a Statement of Work executed on or about July 2, 2001 in connection therewith (the “GK Statement”);

WHEREAS, pursuant to Sections 7.1.1 and 7.1.2 of the Umbrella Agreement and the GK Statement, TransTech licensed to Novo certain patents, patent applications and other intellectual property) relating to the GK Activator Project (as hereinafter defined);

WHEREAS, Novo has developed or used its own proprietary data, patents, patent applications and other intellectual property rights in connection with its activities under the GK Activator Project;

WHEREAS, TransTech has alleged in writing to Novo that Novo is in breach of its obligations under the Umbrella Agreement with respect to the GK Activator Project, Novo has denied in writing the existence of any such breach, and the Parties (as hereinafter defined) now wish to resolve all such discussions in the context of this Agreement (the “Breach Issue”);

WHEREAS, (a) TransTech desires to obtain, and Novo is willing to (i) have the Reverting Rights (as hereinafter defined) revert to TransTech, and (ii) license to TransTech the Novo Intellectual Property and Novo Materials (as hereinafter defined) in order to develop and commercialize Licensed Products (as hereinafter defined), under the terms and conditions set forth herein, and (b) the Parties desire to resolve amicably the Breach Issue; and

WHEREAS, as of the Effective Date, the Umbrella Agreement and the GK Statement shall terminate and be of no further force and effect; NOW, THEREFORE, in consideration of the premises above and the terms and conditions set forth below, the Parties agree as follows:

ARTICLE I DEFINITIONS

The following terms, whether used in the singular or plural, shall have the following meanings:

1.1“Act”. Act means both the United States Federal Food, Drug, and Cosmetic Act, as amended from time to time, and the regulations promulgated under the foregoing.

1.2“Affiliate”. Affiliate means any Person directly or indirectly controlled by, controlling or under common control with, a Party, but only for so long as such control shall continue. For purposes of this definition, “control” (including, with correlative meanings, “controlled by”, “controlling” and “under common control with”) means, with respect to a Person, possession, direct or indirect, of (a) the power to direct or cause direction of the management and policies of such Person (whether through ownership of securities or partnership or other ownership interests, by board representation, by contract or otherwise), or (b) at least fifty percent (50%) of the voting securities (whether directly or pursuant to any option, warrant or other similar arrangement) or other comparable equity interests. For the avoidance of doubt, neither of the Parties shall be deemed to be an “Affiliate” of the other.

1.3	“Bankruptcy Code”. Bankruptcy Code means Title 11 of the United States Code, as amended from time to time.

1.4“Business Day”. Business Day means a day that is not a Saturday, Sunday or a day on which banking institutions in New York, New York, USA are authorized by Law to remain closed.

1.5“Calendar Quarter”. Calendar Quarter means each of the three-month periods during the Term ending on March 31, June 30, September 30 and December 31, respectively.

1.6	“Calendar Year”. Calendar Year means each calendar year during the Term.

1.7“Combination Product”. Combination Product means (a) any pharmaceutical product that is a single formulation consisting of a Licensed Product and one or more other active compounds or active ingredients or (b) any combination of a Licensed Product sold together with other separately formulated active compounds or active ingredients for a single invoiced price.

1.8“Commercialization” or “Commercialize”. Commercialization or Commercialize means activities directed to obtaining pricing and reimbursement approvals, marketing, promoting, distributing, importing or selling a product. For purposes of clarity, Commercialization shall not include any activities related to Manufacturing.

1.9“Commercialization Partner”. Commercialization Partner means a pharma company that (a) receives a sublicense under Section 2.1(c) to Manufacture and Commercialize a Licensed Product, (b) is one of the largest twenty (20) pharma companies in the world by revenue at the time of granting of such sublicense and (c) is not Novo.

1.10“Completion”. Completion means, with respect to any clinical trial, the earlier of the date on which (a) a final study report is issued that confirms that the efficacy endpoints with respect to such trial support Regulatory Approval in the United States or (b) TransTech elects to proceed to the next phase of Development without regard to the contents of such final study report.

1.11“Compound”. Compound means any Glucokinase Activator and shall be understood in its broadest sense to encompass all types of chemical, biological or biochemical structures and compounds that activate glucokinase through binding with the glucokinase enzyme (“Glucokinase Activators”). Merely to illustrate the breadth of this definition and not by way of limitation, “Compound” includes each and every type of structure or compound of biological or pharmaceutical interest, including small and large molecules, macromolecules and assemblies; saccharides, carbohydrates, lipids, peptides, polypeptides, proteins, amino and nucleic acids and derivatives thereof; cell compounds, products and byproducts, including without limitation antibodies, hormones and enzymes; and various other modulators of biological activity.

1.12“Control” or “Controlled”. Control or Controlled means, with respect to any intellectual property right, other intangible property or any tangible property, the possession (whether by ownership or license (other than pursuant to this Agreement)) by a Party of the ability to grant to the other Party access and/or a license or sublicense as provided herein without violating the terms of any agreement with any Third Party.

1.13“Cover”, “Covering” or “Covered”. Cover, Covering or Covered means, with respect to a product or with respect to a technology, process or method, that, in the absence of a license granted under a Valid Claim, the manufacture, use, offer for sale, sale or importation of such product or the practice of such technology, process or method would infringe such Valid Claim (or, in the case of a claim of a patent application that would become a Valid Claim if such application were to issue as a patent, would reasonably likely infringe such claim if such patent application were to issue).

1.14“Development” or “Develop”. Development or Develop means pre-clinical and clinical research and drug development activities, including toxicology, pharmacology and other pre-clinical development efforts, test method development and stability testing, process development, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, clinical studies (including pre- and post-approval studies and investigator sponsored clinical studies), regulatory affairs, and Regulatory Approval and clinical study regulatory activities (excluding regulatory activities directed to obtaining pricing and reimbursement approvals). For purposes of clarity, “Development” and “Develop” includes basic research, screening and discovery activities directed to the identification of new compounds or molecules.

1.15	“EMEA”. EMEA means The European Agency for the Evaluation of Medicinal Products and any successor agency thereto.

1.16“Exclusivity Period”. Exclusivity Period means, with respect to a Licensed Product sold in a country in the Territory, that period during which at least one Valid Claim of the Novo Patent Rights Covers the Licensed Product in such country.

1.17	“FDA”. FDA means the United States Food and Drug Administration and any successor agency thereto.

1.18	“Field”. Field means the prevention, treatment, control, mitigation or palliation of all human or animal diseases or conditions.

1.19“Filing”. Filing means, with respect to an application for Regulatory Approval, that the applicable Regulatory Authority has made a threshold determination that the application is sufficiently complete to permit a substantive review.

1.20“First Commercial Sale”. First Commercial Sale means, with respect to a Licensed Product, the date on which TransTech or one of its Sublicensees or Affiliates completes the first sale of the Licensed Product to a Third Party other than a Sublicensee for a purpose other than Development, Regulatory Approval or scientific testing.

1.21“GK Activator Project”. GK Activator Project means activities by a Party or Parties under the Umbrella Agreement and/or this Agreement on a research project relating to Glucokinase Activators.

1.22	“GAAP”. GAAP means accounting principles generally accepted in the United States of America, as in effect from time to time.

1.23“Governmental Authority”. Governmental Authority means any United States federal, state or local or any foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any governmental arbitrator or arbitral body.

1.24“Indication”. Indication means a separate and distinct disease or medical condition that a Licensed Product is intended to prevent, treat, control, mitigate and/or palliate, or for which a Licensed Product has received Regulatory Approval.

1.25“Initiation”. Initiation means, with respect to any clinical trial, the date on which the first volunteer or patient in such trial has received his or her initial dose of the Licensed Product.

1.26“Know-How”. Know-How means proprietary or non-public information and materials, whether patentable or not, including, (a) ideas, discoveries, inventions, improvements or trade secrets, (b) pharmaceutical, chemical and biological materials, products and compositions, (c) tests, assays, techniques, data, methods, procedures, formulas, and/or processes, (d) technical and non-technical data and other information relating to any of the foregoing, (e) drawings, plans, designs, diagrams, sketches, specifications and/or other documents containing or relating to such information or materials, and (f) business processes, price data and information, marketing data and information, sales data and information, marketing plans and market research.

1.27“Knowledge”. Knowledge means, with respect to a Party, the actual knowledge of an officer of such Party, or any in-house legal counsel of such Party, without any duty to conduct any additional investigation with respect to such facts and information by reason of the execution of, or the transactions contemplated by, this Agreement.

1.28“Law” or “Laws”. Law or Laws means all laws, statutes, rules, codes, regulations, orders, judgments and/or ordinances of any Governmental Authority.

1.29“Licensed Product”. Licensed Product means any pharmaceutical preparation or product comprising a Compound that is Covered by Novo Patent Rights or uses or embodies Novo Know-How and is (a) for sale by prescription, over-the-counter or any other method, or (b) for administration to patients in a clinical trial, and shall include any Licensed Product that is part of a Combination Product.

1.30“Losses”. Losses means any and all (a) claims, losses, liabilities, damages, fines, royalties, governmental penalties or punitive damages, deficiencies, interest, awards, and judgments, (b) with respect to Third Parties, settlement amounts and all of the items referred to in clause (a), which include Third Party special, indirect, incidental, and consequential damages (including lost profits) and Third Party punitive and multiple damages, and (c) in connection with all of the items referred to in clauses (a) and (b) above, any and all costs and expenses (including reasonable attorneys fees and all other expenses reasonably incurred in investigating, preparing or defending any litigation or proceeding, commenced or threatened).

1.31	“Major EU Country”. Major EU Country means France, Germany, Italy, Spain or the United Kingdom.

1.32	“Major Markets”. Major Markets means the United States, the Major EU Countries and Japan.

1.33“Manufacture” or “Manufacturing”. Manufacture or Manufacturing means activities directed to producing, manufacturing, processing, filling, finishing, packaging, labeling, quality assurance testing and release, shipping and storage of a product.

1.34	“MHW”. MHW means the Japanese Ministry of Health and Welfare and any successor agency thereto.

1.35“NDA”. NDA means a New Drug Application or Biologics License Application, as the case may be, as defined in the Act, filed with the FDA with respect to a Licensed Product, or an equivalent application filed with the Regulatory Authority of a country in the Territory other than the United States.

1.36“Net Sales”. Net Sales means the gross amounts billed or invoiced by TransTech, its Affiliates and Sublicensees to any Third Party that is not a Sublicensee with respect to sales of Licensed Products in the Territory, calculated in the same manner as reported in its audited financial statements, less the sum of the following:

(a)Discounts, credits, refunds and rebates actually allowed by TransTech, its Affiliates or their Sublicensees in amounts customary in the trade directly for a Licensed Product;

(b)Sales, import, export, customs, and value added taxes, and duties directly imposed on the Licensed Products and actually paid by TransTech, its Affiliates or their Sublicensees, in each case included as a specific line item on an invoice to such Third Parties;

(c)Actual outbound freight and insurance costs actually paid by TransTech, its Affiliates or their Sublicensees directly on Licensed Products, in each case included as a specific line item on an invoice to such Third Parties;

(d)	Amounts actually allowed or credited on returns of sales of Licensed Products by TransTech, its Affiliates or their Sublicensees;

and

(e)	Amounts that are actually written off as non-collectible for the sale of Licensed Products after TransTech’s, its Affiliates’ or their

Sublicensees’ commercially reasonable best efforts to collect such amounts.

In the event that Licensed Products are sold or otherwise commercially disposed of as part of Combination Products, the Net Sales of the Licensed Products, for purposes of determining royalty payments, shall be determined, as to each unit of Combination Product sold or otherwise disposed of, by multiplying (x) the Net Sales of the Combination Product (determined according to the method set forth above in this Section 1.36) and (y) the Applicable Fraction determined in accordance with the following:

(i)Except as otherwise set forth in this Section 1.36, the “Applicable Fraction” shall be A/(A+B), where A is the average wholesale price of the Licensed Product when sold separately in finished form and B is the average wholesale price of the other product(s) sold separately in finished form.

(ii)In the event that the average wholesale price of the Licensed Product when sold separately in finished form can be determined but the average wholesale price of the other product(s) when sold separately in finished form cannot be determined, the “Applicable Fraction” shall be A/C, where A is the average wholesale price of the Licensed Product when sold separately in finished form and C is the average wholesale price of the Combination Product.

(iii)In the event that the average wholesale price of the other product(s) when sold separately in finished form can be determined but the average wholesale price of the Licensed Product when sold separately in finished form cannot be determined, the “Applicable Fraction” shall be (C-D)/C, where D is the average wholesale price of the other product(s) when sold separately in finished form and C is the average wholesale price of the Combination Product.

(iv)In the event that the average wholesale price of neither the Licensed Product when sold separately in finished form nor the other product(s) when sold separately in finished form can be determined, the “Applicable Fraction” shall be F/(F+G), where F is the fair market value of the Licensed Product contained in the Combination Product and G is the fair market value of all other biologically active substances contained in the Combination Product, as reasonably determined in good faith by the Parties.

(v)The “Applicable Fraction” for a Combination Product shall remain fixed for sales within a single Calendar Year and shall be calculated at the beginning of such Calendar Year and used during all applicable royalty periods for such Calendar Year. The average wholesale prices shall be calculated using the prices actually charged for such Combination Product, Licensed Product or other product(s) by TransTech, its Affiliates or its Sublicensees to any Third Party that is not a Sublicensee in the relevant region during the July-September period in the Calendar Year preceding the calculation.

1.37	“Novo Intellectual Property”. Novo Intellectual Property means the Novo Know-How and the Novo Patent Rights.

1.38“Novo Know-How”. Novo Know-How means all Know-How relating to Compounds that is Controlled by Novo as of the Effective Date, including the Novo Materials.

1.39“Novo Materials”. Novo Materials means any Compound discovered or developed by Novo or TransTech pursuant to the Umbrella Agreement and includes the Compounds that Novo labeled as of the Effective Date NNC 0080-0000-0091 (also referred to as NNC 80-0091 and NN9101), NNC 0080-0000-0139 (also referred to as NNC 80-0139 and NN9139), NNC 0080-0000-3315 (also referred to as NNC 80-3315 and NN9108) and NNC 0080-0000-4288 (also referred to as NNC 80-4288), the exact chemical structures of which are provided on Exhibit E annexed to this Agreement, and the Licensed Products and Compounds set forth on Exhibit F annexed to this Agreement.

1.40“Novo Patent Rights”. Novo Patent Rights means (a) the Patent Rights with respect to the patents and applications set forth on Exhibit A annexed to this Agreement and (b) any other Patent Rights that are Controlled by Novo and that Cover Novo Know-How.

1.41	“Party”. Party means either TransTech or Novo; “Parties” means both TransTech and Novo.

1.42“Patent Rights”. Patent Rights means, with respect to any patent or patent application, all rights and interests in, to or associated with such patent, patent application or any patent issuing on such application in any jurisdiction in the Territory, including (a) all patents claiming priority from such patent or application or any other application from which such patent or application claims priority, (b) all patents issuing on divisionals, continuations, renewals, continuations-in-part or re-examinations of such patent, application or priority patent or application, and

(c) patents of addition, supplementary protection certificates, extensions, registrations, confirmation patents and reissues with respect to any of the foregoing.

1.43“Person”. Person means any natural person or any corporation, company, partnership, joint venture, firm, Governmental Authority or other entity, including a Party.

1.44“Phase II Clinical Trial”. Phase II Clinical Trial means a human clinical trial in any one or more countries in the Territory that would satisfy the requirements of 21 C.F.R. § 312.21(b).

1.45“Phase III Clinical Trial”. Phase III Clinical Trial means a human clinical trial in any country in the Territory that is registered with the FDA as a “Phase III” trial and would satisfy the requirements of 21 C.F.R. § 312.21(c).

1.46“Regulatory Approval”. Regulatory Approval means the granting by the FDA or by a comparable Regulatory Authority of approval to market a pharmaceutical preparation or product in a country in the Territory.

1.47“Regulatory Authority”. Regulatory Authority means any Governmental Authority, including the FDA, EMEA or MHW, with responsibility for granting licenses or approvals (with the exception of price approvals) necessary for the marketing and sale of pharmaceutical preparations or products in any country.

1.48“Sublicensee”. Sublicensee means any Third Party granted a license or sublicense to Manufacture, have Manufactured, import, export, use, sell or offer for sale Licensed Products pursuant to Section 2.1(c). Third Parties that are permitted only to distribute and resell Licensed Products shall be considered Sublicensees only if such Third Parties are also responsible for marketing and promoting the applicable Licensed Product in the applicable country. Notwithstanding anything to the contrary in the foregoing, Third Parties that only (a) re-package a Licensed Product for resale or (b) Manufacture a Licensed Product for supply to TransTech or its Affiliates or Sublicensees (and have no other right to Develop or Commercialize such Licensed Product) are not Sublicensees. For the avoidance of doubt, nothing in this Section 1.48 shall limit TransTech’s obligations under Section 3.2 below to engage a Commercialization Partner.

1.49	“Territory”. Territory means all countries of the world.

1.50	“Third Party”. Third Party means any Person other than TransTech or Novo or any of their respective Affiliates.

1.51“TransTech Patent Rights”. TransTech Patent Rights means all Patent Rights related to Compounds that are Controlled by TransTech as of the Effective Date or thereafter during the Term, including any Patent Rights included in the Reverting Rights.

1.52“Valid Claim”. Valid Claim means any claim from an issued and unexpired patent included within the TransTech Patent Rights or the Novo Patent Rights that has not been revoked or held unenforceable or invalid by a final decision of a court or other Governmental Authority of competent jurisdiction, and that has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

1.53	Additional Definitions. Each of the following definitions is set forth in the section of this Agreement indicated below:

Definition:Section:

9.5 Deciding BankersSection 9.5(a)

AgentsSection 6.1

AgreementPreamble

Applicable FractionSection 1.36(i)-(v)

Breach IssueRecitals

Commercialization AgreementSection 3.2(a)

Confidential InformationSection 6.2

CourtsSection 11.2

Deciding BankersSection 3.2(b)

Effective DatePreamble

Effective TimeSection 9.5(b)

First Sales Date EstimateSection 3.3

GK StatementRecitals

Glucokinase ActivatorSection 1.11

Indemnified PartySection 8.3(a)

Indemnifying PartySection 8.3(a)

Infringement ClaimSection 5.5

Invalidity ClaimSection 5.4

NovoPreamble

Novo PartiesSection 8.2

Paragraph IV ClaimSection 5.3(a)

Partner DeadlineSection 3.2(a)

Product LiabilitySection 8.1(c)(ii)(A)

ProsecutionSection 5.2(a)

Released GroupSection 10.1

Releasing GroupSection 10.1

ReleasorSection 10.1

Reverting RightsSection 2.1(a)

Royalty TermSection 4.2(c)

Stand-by License AgreementSection 9.5(b)

TermSection 9.1

Third-Party ClaimsSection 8.1(c)

TransTechPreamble

TransTech PartiesSection 8.1

Umbrella AgreementRecitals

ARTICLE II TRANSTECH RIGHTS

2.1Reversions and Grants of Rights. Subject to all of the other terms and conditions of this Agreement, TransTech shall obtain the rights set forth in this Section 2.1 as of the Effective Date.

(a)Reversion of Grant from Umbrella Agreement. As of the Effective Date, all intellectual property and other rights previously licensed by TransTech to Novo pursuant to Section 7.1.1 or 7.1.2 of the Umbrella Agreement with respect to the GK Activator Project or pursuant to the GK Statement (the “Reverting Rights”) shall revert to TransTech.

(b)License Grant. As of the Effective Date, Novo shall grant to TransTech an exclusive (even as to Novo), royalty-bearing license, under the Novo Intellectual Property, to discover, Develop, Manufacture, have Manufactured, use and Commercialize in the Field in the Territory Licensed Products.

(c)	Sublicenses. TransTech may grant to its Affiliates and to Third Parties sublicenses under the licenses granted under Section 2.1

(b) without Novo’s separate approval but with written notice to Novo. For the avoidance of doubt, nothing in the foregoing sentence shall limit TransTech’s obligations under Section 3.2 below to engage a Commercialization Partner.

2.2	Data and Material Transfer.

(a)Promptly following the Effective Date, Novo will transfer to TransTech Novo Materials and all data relating to the Novo Materials, including (i) all data relating to tests or trials conducted on or using Licensed Products and (ii) samples of Licensed Products and Compounds in accordance with the payment and other terms set forth on Exhibit F. Each Party will bear its own costs in connection with any such transfer, except that TransTech will reimburse Novo’s reasonable and actually incurred out-of-pocket costs upon receipt of appropriate documentation with respect to such costs.

(b)For a period of three (3) months following the Effective Date, Novo will supply reasonable transition assistance in order to permit TransTech to assume all responsibility for the GK Activator Project at the earliest practicable time, including without limitation reasonable access to Novo’s personnel as available (through one or more contact Persons designated by Novo), and documents (so that TransTech may copy and retain all such documents) to the extent related to the GK Activator Project, a list of such documents being attached hereto as Exhibit B. Each Party will bear its own costs in connection with such transitional assistance, except that TransTech will reimburse Novo’s reasonable and actually incurred out-of-pocket costs upon receipt of appropriate documentation with respect to such costs. Furthermore, Novo will complete at its sole expense, in cooperation with TransTech and in a manner consistent with professional practice, and make available to TransTech the data created by and the results of, all studies described in Exhibit C attached hereto arising out of the GK Activator Project that are ongoing as of the Effective Date. For the avoidance of doubt, the foregoing imposes an obligation on Novo to complete the studies listed in Exhibit C and finalize any associated study reports in a timely manner, which may exceed the three (3) month period mentioned above.

(c)Subject to all the other terms and conditions of this Agreement, Novo hereby grants to TransTech a non-exclusive, royalty-free license to Patent Rights and Know-How Controlled by Novo as of the Effective Date not otherwise licensed to TransTech pursuant to this Agreement that are necessary to discover, Develop, Manufacture, have Manufactured, use and Commercialize Licensed Products in the Field in the Territory.

2.3Rights Retained by the Parties. Any right of TransTech or Novo, as the case may be, not expressly granted to the other Party under this Agreement shall be retained by such Party.

2.4Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to any Section of this Agreement, including under Section 2.1(b), 2.1(c) or 2.2(c), are rights to “intellectual property” (as defined in Section 101(35A) of the Bankruptcy Code). Each of TransTech and Novo hereby acknowledges that (a) copies of research data, (b) laboratory samples, (d) product samples, (d) formulas, (e) laboratory notes and notebooks, (f) data and results related to clinical trials, (g) regulatory filings and approvals, (h) rights of reference in respect of regulatory filings and approvals, (i) pre-clinical research data and results, and (j) marketing, advertising and promotional materials, in each case, that relate to such intellectual property, constitute “embodiments” of such intellectual property pursuant to Section 365(n) of the Bankruptcy Code. Each Party shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code or equivalent legislation in any other jurisdiction.

ARTICLE III

DEVELOPMENT, MANUFACTURE AND COMMERCIALIZATION

3.1General. Except as set forth in Section 3.2, TransTech shall have sole and exclusive control, following the Effective Date, at its sole expense, of the discovery, Development, Regulatory Approval, Manufacture and Commercialization of Licensed Products in the Field in the Territory and TransTech (alone or through an Affiliate or Sublicensee) shall use commercially reasonable best efforts to Develop and obtain Regulatory Approval for at least one Licensed Product.

3.2	Commercialization Partner.

(a)TransTech shall use commercially reasonable best efforts to enter into, on or before the date (the “Partner Deadline”) that is [***] prior to the earliest date on which TransTech expects to conclude the First Commercial Sale of such Licensed Product, one or more binding agreements requiring a Commercialization Partner to use commercially reasonable best efforts to Manufacture and Commercialize at least one Licensed Product in at least the Major Markets (each such agreement, a “Commercialization Agreement”). TransTech, in its sole discretion, shall determine the terms of any such Commercialization Agreement subject to the efforts requirements set forth in this subsection (a). At the start of negotiations with any potential Commercialization Partner, TransTech shall offer to Novo an opportunity to negotiate a Commercialization Agreement in good faith and on a non-exclusive basis, provided that TransTech, in its sole discretion, shall decide whether or not to enter into a Commercialization Agreement with Novo or any potential Commercialization Partner. Novo shall have one (1) month from the date of TransTech’s offer to accept or reject such offer to negotiate a Commercialization Agreement.

(b)If TransTech has not entered into one or more Commercialization Agreement(s) covering all Major Markets on or before the Partner Deadline, TransTech shall offer Novo an opportunity to negotiate in good faith a Commercialization Agreement covering the remaining Major Markets or all Major Markets, as the case may be. Novo shall have one (1) month from the Partner Deadline to accept or reject, in writing, TransTech’s offer to negotiate in good faith a Commercialization Agreement. If (i) Novo elects to enter into such negotiations with TransTech and (ii) TransTech shall not have (A) concluded such a Commercialization Agreement with Novo within three (3) months after Novo provides notice of such election or

(B) received written notice from Novo within such three (3) month period of Novo’s intent to terminate such negotiations, then TransTech and Novo shall retain three (3) mutually acceptable, internationally recognized investment banking firms at least one (1) of which shall be based in the European Union and at least one (1) of which shall be based in the United States (the “Deciding Bankers”), which Deciding Bankers shall each independently assess the facts and circumstances relating to the Commercialization of Licensed Products in the applicable Major Markets and recommend each major deal term relating to such Commercialization Agreement. Novo and TransTech will, following the recommendations of the Deciding Bankers, be deemed to have concluded a Commercialization Agreement on terms equal to the average of the terms recommended by the Deciding Bankers, which Commercialization Agreement shall be binding upon and enforceable by the Parties.

(c)If Novo (i) does not elect to enter into negotiations with TransTech regarding a Commercialization Agreement after the Partner Deadline on or before the expiration of the one (1) month notice period set forth in subsection (b) above or (ii) terminates negotiations as described in Section 3.2(b)(ii)(B), then TransTech shall be free in its sole discretion to Manufacture and Commercialize Licensed Products either alone or with any other Person, shall not be considered to be in breach of its obligations under this Section 3.2 by not entering into a Commercialization Agreement, and shall have no further obligations under this Section 3.2.

3.3Exchange of Information. TransTech will provide to Novo semi-annual written reports setting forth, in reasonable detail, information on TransTech’s, or as applicable, its Affiliates’ and their Sublicensees’, Development and sales activities with respect to Licensed Products, which shall include, until such time as TransTech enters into one or more binding agreements with one or more Commercialization Partners, an estimate as to the earliest date on which TransTech expects to conclude the First Commercial Sale of a Licensed Product (the “First Sales Date Estimate”). In no event shall TransTech be deemed to be in breach of this Agreement for its failure to meet the First Sales Date Estimate described in any semi-annual report and the date of the Partner Deadline shall change with any change in the First Sales Date Estimate in accordance with the terms of Section 3.2.

ARTICLE IV FINANCIAL PROVISIONS

4.1	Milestone Payments.

(a)In General. Except as set forth in Section 4.1(b) or Section 4.3, TransTech shall make to Novo the non-refundable payments set forth below not later than ten (10) Business Days after the earliest date on which the corresponding milestone event for a Licensed Product set forth below first occurs:

		[***]		[***]
[***]				[***]
[***]				[***]
[***]				[***]
[***]				[***]
[***]				[***]
[***]				[***]
[***]				[***]
[***]				[***]
[***]				[***]
[***]				[***]
(xi)	Annual Net Sales first reach [***]			[***]
(xii)	Annual Net Sales first reach [***]			[***]
(xiii)	Annual Net Sales first reach [***]		12	[***]

(b)Limitations on Payments. Notwithstanding anything in Section 4.1(a) to the contrary, (i) each milestone payment set forth in Sections 4.1(a)(i)-(iii) shall be paid at most once, even if a particular Licensed Product shall achieve a milestone event more than once due to Development or Commercialization for other Indication(s) or more than one Licensed Product shall achieve the same milestone event, (ii) each milestone payment set forth in Sections 4.1(a)(iv)-(xiii) may be [***], and (iii) no Regulatory Approval milestone in any country shall be deemed achieved unless the Licensed Product shall have received all pricing and reimbursement approvals if such approvals are necessary to permit Commercial sales of the Licensed Product in such country.

(c)Payment in Cash or Stock. Notwithstanding anything in this Agreement to the contrary, TransTech may choose, in its sole discretion, to make the payments set forth in Sections 4.1(a)(iv)-(xiii) in cash (denominated in U.S. currency) or in TransTech equity securities, as long as, at the time of such payment, such securities publicly trade on any stock exchange or market and such securities would not be subject to any “lock- up” arrangement or other contractual arrangement prohibiting free transfer. If the payment is made in securities, the value of each such security, for purposes of this payment, shall be the average of the closing trading price for such security during the ten (10) trading days immediately prior to the date on which such milestone payment became due.

4.2	Product Royalties.

(a)	In General. TransTech shall pay to Novo royalties on Net Sales to Third Parties (other than Sublicensees) of each Licensed

Product in the Territory as follows:
Calendar Year Net Sales of the Licensed Product Less than or equal to [***] Greater than [***] and less than or equal to [***] Greater than [***] and less than or equal to [***] Greater than [***]		Royalty Rate [***] [***] [***] [***]
13

(b)Applicability of Royalty Rates to Net Sales in the Territory. Royalties on aggregate Net Sales of any Licensed Product in the Territory in a Calendar Year shall be paid at the rate applicable to the portion of Net Sales within each of the Net Sales levels during such Calendar Year. [***].

(c)Royalty Term and Adjustments. TransTech’s royalty obligations to Novo under this Section 4.2 shall commence on a country-by- country and Licensed Product-by-Licensed Product basis on the date of the First Commercial Sale of such Licensed Product in such country by TransTech, its Affiliates or Sublicensees to a Third Party that is not a Sublicensee and shall expire on a country-by-country and Licensed Product-by- Licensed Product basis on the later of: (i) the expiration of the Exclusivity Period in such country or (ii) the tenth (10th) anniversary of the date of the First Commercial Sale of such Licensed Product in such country by TransTech, its Affiliates or its Sublicensees (the “Royalty Term”); provided, however, that the royalty rates in the United States and Japan shall be deemed to be [***] of the rates set forth in Section 4.2(a) during any portion of the Royalty Term in which the Exclusivity Period has expired in such country. Licensed Products that comprise different pharmaceutical formulations of the same Compound shall be considered a single Licensed Product for purposes of determining the royalty rates set forth in Section 4.2(a).

4.3Reports; Payments. Within sixty (60) days after the end of each Calendar Quarter during which there are Net Sales giving rise to a payment under Section 4.2, TransTech shall cause to be submitted to Novo a report, providing, with respect to each Licensed Product with Commercial sales, in reasonable detail an accounting of all Net Sales in each country in the Territory made during such Calendar Quarter. Concurrently with each such report, TransTech shall pay to Novo all royalties and sales milestones payable by it with respect to activities in such Calendar Quarter under Sections 4.1 and 4.2.

4.4Books and Records; Audit Rights. TransTech shall keep complete and accurate records of the underlying revenue and expense data relating to the calculations of Net Sales and payments required by Sections 4.1 and 4.2. Novo shall have the right, once annually at its own expense, to have an independent, certified public accounting firm, selected by Novo and reasonably acceptable to TransTech, review any such records of TransTech in the location(s) where TransTech maintains such records upon reasonable notice (which shall be no less than fourteen (14) days prior written notice) and during regular business hours and under obligations of strict confidence, for the sole purpose of verifying the basis and accuracy of payments made under Sections 4.1 and 4.2 within the twenty-four (24) month period preceding the date of the request for review. The report of such accounting firm shall be limited to a certificate stating whether any report made or payment submitted by TransTech during such period is accurate or inaccurate and the actual amounts of Net Sales and royalties due for such period. TransTech shall receive a copy of each such report concurrently with receipt by Novo. Should such inspection lead to the discovery of a discrepancy to Novo’s detriment, TransTech shall pay within five (5) Business Days after its receipt from the accounting firm of the certificate the amount of the discrepancy. Novo shall pay the full cost of the review unless the discrepancy is greater than ten percent (10%) to Novo’s detriment, in which case TransTech shall pay the reasonable cost charged by such accounting firm for such review.

4.5Taxes. Novo shall pay any and all taxes levied on account of all payments it receives under this Agreement. If Laws require that taxes be withheld, TransTech will (a) deduct those taxes from the remittable payment, (b) timely pay the taxes to the proper taxing authority, and

(c) send proof of payment to Novo within thirty (30) days after receipt of confirmation of payment from the relevant taxing authority. TransTech will use commercially reasonable efforts to cooperate with Novo to obtain the benefit of any applicable tax Law or treaty, including the pursuit of any available refund or credit of such tax to Novo. Without limiting the generality of the foregoing, TransTech agrees that if Novo provides to TransTech a properly completed IRS Form W-8BEN certifying that Novo is entitled to the benefits of the income tax treaty between the United States and Denmark, then TransTech will not withhold United States federal income taxes from the payments to be made hereunder by TransTech to Novo.

4.6	United States Dollars. All dollar ($) amounts specified in this Agreement are United States dollar amounts.

4.7Currency Exchange. All payments to be made to Novo by TransTech shall be made by wire transfer of immediately available funds in United States Dollars, to a bank account designated by Novo able to receive United States Dollars. Royalty payments shall be converted to United States Dollars in accordance with the following: the rate of currency conversion shall be calculated using a simple average of mid-month and month-end rates as provided by Brown Brothers Harriman, 59 Wall Street, NY, NY 10005, for each relevant period or, if such rate is not available, the spot rate as published by The Wall Street Journal, Eastern Edition for such relevant period. The currency rates used shall be set forth in the report for that period provided by TransTech to Novo pursuant to Section 4.3.

4.8Blocked Payments. If by reason of applicable Laws in any country in the Territory, it becomes illegal for TransTech or its Affiliates or Sublicensees to transfer, or have transferred on its behalf, milestones, royalties or other payments to Novo, TransTech shall promptly notify Novo of the conditions preventing such transfer and such royalties or other payments shall be deposited in local currency in the relevant country to the credit of Novo in a recognized banking institution designated by Novo or, if none is designated by Novo within a period of thirty (30) days, in a recognized banking institution selected by TransTech or its Affiliate or Sublicensee, as the case may be, and identified in a notice given to Novo. If so deposited in a foreign country, TransTech shall provide, or cause its Affiliate or Sublicensee to provide, reasonable cooperation to Novo so as to allow Novo to assume control over such deposit as promptly as practicable.

4.9Resolution of Disputes. If there is a dispute, claim or controversy relating to any financial obligation owed by one Party to the other Party pursuant to this Agreement, such Party shall provide the other Party with written notice setting forth in reasonable detail the nature and good-faith factual basis for such dispute, and the Parties shall seek to resolve such dispute amicably through senior, authorized representatives within twenty (20) Business Days after the date such other Party receives such written notice. Neither Party may allege a material breach of any provision of this Article IV until the amicable resolution period has closed. Notwithstanding any other provision of this Agreement to the contrary, neither Party shall be obligated to pay any amount that is reasonably disputed in good faith until such dispute is resolved hereunder, provided that (a) all amounts that are not in dispute shall be paid in accordance with the provisions of this Agreement and (b) any balance determined to be due shall be paid together with applicable interest upon resolution of the dispute by agreement, by final judgment or by any other means legally binding on the Parties.

4.10Novo Payment Obligations Terminated. As of the Effective Date, Novo shall have no obligation to make to TransTech any payment (milestone, royalty or otherwise) set out in the Umbrella Agreement with respect to the GK Activator Project or the GK Statement.

ARTICLE V

INTELLECTUAL PROPERTY OWNERSHIP, PROTECTION AND RELATED MATTERS

5.1	Ownership of Intellectual Property.

(a)	Novo. Subject to Section 5.2(b), Novo shall retain its ownership rights to all Novo Intellectual Property.

(b)TransTech. TransTech shall own, free and clear of any claim by Novo except as otherwise expressly provided in this Agreement, the Reverting Rights and all rights with respect to inventions, Know-How and Patent Rights relating to or arising out of the GK Activator Project conceived following the Effective Date.

5.2	Prosecution and Maintenance of Patent Rights.

(a)TransTech Patent Rights. TransTech shall have the sole right to prepare, file, prosecute and maintain (such activities collectively, “Prosecution”) rights in patents and applications it owns or, pursuant and subject to Section 5.1(b), otherwise controls.

(b)Novo Patent Rights. Novo shall have the first right to conduct, and TransTech shall cooperate with Novo with respect to, the Prosecution of all Novo Patent Rights. Novo shall promptly provide to TransTech all material correspondence received from any Governmental Authority relating to any such patent or application and shall permit to TransTech a reasonable opportunity to approve any proposed material action with respect to any such patent or application, such approval not to be unreasonably withheld. If Novo elects not to or does not Prosecute any such patent or application (or, after commencement of such Prosecution, elects to or does cease such Prosecution), then Novo shall notify TransTech of such election or cessation. Novo shall not abandon any Novo Patent Rights without at least sixty (60) days notice to TransTech. If TransTech elects to Prosecute such Novo Patent Rights, (i) Novo shall grant to TransTech an irrevocable power of attorney with respect to all such further Prosecution, which power may be exercised without further action on Novo’s part; (ii) Novo shall cooperate reasonably, including by executing all documentation necessary or appropriate, to effectuate such power of attorney and to assign to TransTech such patent or application; (iii) TransTech shall, commencing on the date of such election or cessation, pay all costs associated with Prosecution and assignment of such patent or application; and (iv) such patent or application shall, following such assignment, no longer be deemed a Novo Patent Right, part of Exhibit A to this Agreement or otherwise be subject to any right of Novo under this Agreement.

5.3	Third Party Infringement.

(a)Notice. Each Party shall promptly report in writing to the other Party during the Term (i) any known or suspected infringement of, or challenge to, any of the Novo Patent Rights of which such Party becomes aware or (ii) any certification filed pursuant to either 21 U.S.C. § 355 (b)(2)(A) or § 355(j)(2)(A)(vii)(IV) or its successor provisions or any similar provision in a country in the Territory other than the United States (a “Paragraph IV Claim”), and shall provide the other Party with all available evidence supporting such known or suspected infringement or unauthorized use. For any of the notification obligations of the Parties under this Section 5.3(a), it is understood that all information disclosed under such obligation is covered by Article VI.

(b)Initial Right to Enforce. Subject to Section 5.3(c), TransTech shall have the first right to initiate suit or take other appropriate action that it believes is reasonably required to protect (i.e., prevent or abate actual or threatened infringement or misappropriation of) or otherwise enforce the Novo Patent Rights, provided, however, that TransTech shall not have such first right with respect to the Novo Patent Rights unless TransTech shall pay all costs associated with such first right, including all costs associated with protecting the validity of such Novo Patent Rights to the extent challenged by an alleged infringer or misappropriator. TransTech may not enter into any settlement or other voluntary final disposition of any action contemplated by this Section without Novo’s prior written consent, which consent Novo shall not unreasonably condition, delay or withhold.

(c)Step-In Right. If TransTech fails to initiate a suit or take other appropriate action that it has the initial right to initiate or take pursuant to Section 5.3(b) within sixty (60) days after becoming aware of the basis for such suit or action, or, in the case that a Third Party files a Paragraph IV Claim, within twenty (20) days after receipt of the written notice pursuant to Section 5.3(a) or desires to cease to continue any such action to stop such infringement or fails to agree to be responsible for all associated costs as set forth in such Section, then Novo shall have the right to initiate or continue a suit or take other appropriate action that it believes is reasonably required to protect the Novo Patent Rights.

(d)Conduct of Certain Actions; Costs. The Party initiating suit or other appropriate action or taking over continuance of such a suit or action pursuant to Section 5.3(c) shall have the sole and exclusive right to select counsel therefor. If required under applicable Law in order for the initiating Party to initiate and/or maintain any such suit, the other Party shall join as a party to the suit. Such other Party shall offer reasonable assistance to the initiating Party in connection therewith at no charge to the initiating Party except for reimbursement of reasonable out-of-pocket expenses incurred in rendering such assistance. The initiating Party shall assume and pay all of its own out-of-pocket costs incurred in connection with any litigation or proceedings initiated by it pursuant to Section 5.3(b) or 5.3(c), including the fees and expenses of the counsel selected by it. The other Party shall have the right to participate and be represented in any such suit by its own counsel at its own expense. The initiating Party shall keep the other Party reasonably informed of the progress of any legal action it initiates or conducts pursuant to Section 5.3(b) or 5.3(c).

(e)Recoveries. Any recovery obtained as a result of any suit or action initiated pursuant to Section 5.3(b) or 5.3(c) shall be paid to the Party initiating the suit, provided that:

(i)the Parties shall be reimbursed for all costs incurred in connection with such suit or action paid by the Parties and not otherwise recovered;

(ii)if TransTech initiated the suit or action, any recovery in the form of lost profits, reasonable royalties, and/or treble damages related to a Licensed Product awarded to TransTech in such suit or achieved through settlement of such suit that exceeds the total costs incurred by the Parties in (i) shall be subject to the royalty obligations set forth in Section 4.2 and any royalty payment pursuant to this Section 5.3(e) shall be due within thirty (30) days after TransTech receives payment of such recovery amount.

5.4Patent Invalidity Claim. If a Third Party, including any Governmental Authority, at any time asserts a claim that any of the Novo Patent Rights is invalid or otherwise unenforceable (an “Invalidity Claim”), control of the response to such Invalidity Claim shall, as between the Parties, be determined in the same manner as enforcement rights are determined pursuant to Sections 5.3(b) and 5.3(c), with the time periods set forth in Section 5.3(c) shortened where necessary to provide the controlling Party sufficient time to respond without a loss of rights, and the non-controlling Party shall cooperate with the controlling Party in the preparation and formulation of such response, and in taking other steps reasonably necessary to respond, to such Invalidity Claim and the controlling Party shall keep the non-controlling Party reasonably informed of the progress of any response to an Invalidity Claim. The Party controlling the response to an Invalidity Claim may not settle or compromise such Invalidity Claim without the other Party’s consent, which consent shall not be unreasonably conditioned, delayed or withheld.

5.5Claimed Infringement. If a Party becomes aware of, or as of the Effective Date is aware of, any claim that the practice by either Party of Novo Patent Rights in the discovery, Development, Manufacture or Commercialization of any Licensed Product infringes the intellectual property rights of any Third Party (an “Infringement Claim”), such Party shall promptly notify the other Party in writing. In any such instance, the Parties shall cooperate and each Party shall provide to the other Party a copy of any notice it receives or has received from any Third Party regarding any patent nullity action, any declaratory judgment action or any alleged infringement or misappropriation of Third Party intellectual property relating to the discovery, Development, Manufacture or Commercialization of any Licensed Product. Such notices shall be provided promptly, but in no event later than fifteen (15) days following receipt thereof or, with respect to notices received prior to the Effective Date, within fifteen (15) days after the Effective Date. The Party controlling the response to an Infringement Claim, which shall, as between the Parties, be determined in the same manner as enforcement rights are determined pursuant to Sections 5.3(b) and 5.3(c), shall keep the non-controlling Party reasonably informed of the progress of any response to an Infringement Claim and may not settle such Infringement Claim without the other Party’s consent, which consent shall not be unreasonably conditioned, delayed or withheld.

5.6Patent Term Extensions. The Parties shall cooperate, if necessary and appropriate, with each other in gaining patent term extensions (including those extensions available under the Supplementary Certificate of Protection of Member States of the European Union and other similar measures in any other country) wherever applicable to Patent Rights in the Territory Controlled by either Party that Cover a Licensed Product in the Field. All filings for such extensions shall be made by the Party Controlling such patent or responsible for the Prosecution of such Patent Rights in accordance with Section 5.2(b), if different.

In countries where extensions of more than one patent may be obtained based on the Regulatory Approval of a single Licensed Product and a Novo Patent Right is a patent eligible for an extension in such countries, TransTech shall continue to pay royalties on Net Sales of Licensed Products in such countries pursuant to Section 4.2 for the period during which the term of the Novo Patent Right is extended.

In countries where an extension of only one patent may be obtained based on the Regulatory Approval of a single Licensed Product and a Novo Patent Right and a TransTech Patent Right each Cover the Licensed Product or its method of use, the Parties shall decide which patent to seek an extension on as follows:

(a)If the Novo Patent Right and the TransTech Patent Right contain only the same types of claims (e.g., both contain only method claims or both contain only product claims), then the Parties shall seek an extension for the patent whose extended term would run to the later date and if the extended Patent is a Novo Patent Right, then TransTech shall pay Novo royalties on Net Sales of Licensed Products in such countries pursuant to Section 4.2 taking into account the period by which the Novo Patent Right is extended;

(b)If the Novo Patent Right contains a product claim(s) and the TransTech Patent Right contains only method claims, then the Parties shall seek an extension for the Novo Patent Right and TransTech shall pay Novo royalties on Net Sales of Licensed Products in such countries pursuant to Section 4.2, taking into account the period by which the Novo Patent Right is extended; and

(c)If the TransTech Patent Right contains a product claim(s) and the Novo Patent Right contains only method claims, then the Parties shall seek an extension for the TransTech Patent Right and TransTech shall not owe Novo royalties on Net Sales of Licensed Products in such countries pursuant to Section 4.2 for the period by which the Novo Patent Right could have been extended.

ARTICLE VI CONFIDENTIAL INFORMATION

6.1	Treatment of Confidential Information.

(a)In General. During the Term and for five (5) years thereafter, each Party shall (i) maintain Confidential Information (as defined in Section 6.2) of the other Party in confidence, (ii) not disclose, divulge or otherwise communicate such Confidential Information to others (except for agents, directors, officers, employees, consultants, contractors, licensees, partners, investors, investors’ representatives, Affiliates and advisors and potential agents, consultants, contractors, licensees, partners, investors, investors’ representatives, acquirers, acquirers’ representatives and advisors (collectively, “Agents”) under obligations of confidentiality at least as stringent as those in this Agreement) or use it for any purpose other than in connection with (A) the discovery, Development, Manufacture or Commercialization of Licensed Products pursuant to this Agreement, including negotiations with potential Commercialization Partners, or (B) such Party’s financing activities, corporate restructuring or sale, and (iii) exercise reasonable efforts to prevent and restrain the unauthorized disclosure of such Confidential Information by any of its Agents, which reasonable efforts shall be at least as diligent as those generally used by such Party in protecting its own confidential and proprietary information. Each Party will be responsible for a breach of this Article VI by its Agents.

(b)Permitted Exceptions. Notwithstanding the provisions of Section 6.1(a) to the contrary, (i) TransTech may disclose any Confidential Information of Novo that it deems reasonable or prudent in its sole discretion in order to obtain Regulatory Approval in any jurisdiction, subject to permitting a reasonable period for the Parties to file patent applications with respect to any invention to be publicly disclosed, (ii) TransTech may disclose any Confidential Information of Novo to its Affiliates or any Third Party as it deems appropriate in its sole discretion in connection with the Development, Manufacture or Commercialization of Licensed Products, subject to confidentiality agreements with such Affiliates or Third Parties that contain conditions of confidentiality at least as stringent as those in this Agreement, (iii) either Party may disclose its own Confidential Information in connection with any proposed scientific publication, subject to permitting a reasonable period for the Parties to file patent applications with respect to any invention to be publicly disclosed, and (iv) either Party may disclose Confidential Information of the other Party it has received to the extent such information is required to be disclosed by such Party to comply with applicable Laws, to defend or prosecute litigation or to comply with the requirements of any stock exchange or market, provided that the receiving Party promptly provides prior notice of such disclosure to the other Party and uses reasonable efforts to avoid or minimize the degree of such disclosure.

6.2Confidential Information. “Confidential Information” means all trade secrets or other proprietary information, including any proprietary data and materials (whether or not patentable or protectable as a trade secret), regarding a Party’s or its licensor’s technology, products, business, financial status or prospects or objectives regarding the Licensed Products, which is disclosed by a Party to the other Party. All information relating to or disclosed in connection with the GK Activator Project and disclosed to the other Party prior to the Effective Date pursuant to the confidentiality provisions of the Umbrella Agreement (including the GK Statement) and the financial terms set forth in Sections 4.1 and 4.2 of this Agreement shall also be deemed “Confidential Information”. Notwithstanding the foregoing, there shall be excluded from the foregoing definition of Confidential Information any of the foregoing that:

(a)either before or after the date of the disclosure to the receiving Party is lawfully disclosed to the receiving Party by a Third Party without any violation of any obligation to the other Party;

(b)either before or after the date of the disclosure to the receiving Party, becomes published or generally known to the public through no fault or omission on the part of the receiving Party or its Agents; or

(c)is independently developed by or for the receiving Party without reference to or reliance upon the Confidential Information as demonstrated by contemporaneous written records of the receiving Party.

ARTICLE VII REPRESENTATIONS AND WARRANTIES

7.1	TransTech’s Representations. TransTech hereby represents and warrants as of the Effective Date as follows:

(a)TransTech has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement has been duly and validly authorized and approved by proper corporate action on the part of TransTech. TransTech has taken all other action required by Law, its certificate of incorporation or by-laws or any agreement to which it is a party or by which it or its assets are bound, to authorize such execution, delivery and (subject to obtaining all necessary governmental approvals with respect to the discovery, Development, Manufacture or Commercialization of Licensed Products) performance. Assuming due authorization, execution and delivery on the part of Novo, this Agreement constitutes a legal, valid and binding obligation of TransTech, enforceable against TransTech in accordance with its terms.

(b)The execution and delivery of this Agreement by TransTech and the performance by TransTech contemplated hereunder will not violate (subject to obtaining all necessary governmental approvals with respect to the discovery, Development, Manufacture or Commercialization of Licensed Products) any United States Law or, to TransTech’s Knowledge, any Law of any Governmental Authority outside the United States.

7.2	Novo’s Representations.

(a)	Novo hereby represents and warrants as of the Effective Date as follows:

(i)Novo has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement has been duly and validly authorized and approved by proper corporate action on the part of Novo. Novo has taken all other action required by Law, its organizational documents or any agreement to which it is a party or by which it or its assets are bound to authorize such execution, delivery and performance. Assuming due authorization, execution and delivery on the part of TransTech, this Agreement constitutes a legal, valid and binding obligation of Novo, enforceable against Novo in accordance with its terms.

(ii)The execution and delivery of this Agreement by Novo and the performance by Novo contemplated hereunder will not violate any United States or Denmark Law or, to Novo’s Knowledge, any Law of any Governmental Authority outside the United States and Denmark.

(iii)	Exhibit A to this Agreement includes all patents and applications relating to the Compounds Controlled by Novo as of the

Effective Date.

(iv)To Novo’s Knowledge, no Person (other than Novo) has any right, interest or claim in or to, and neither Novo nor any of its Affiliates has entered into any agreement granting any right, interest or claim in or to, the Novo Patent Rights identified in Exhibit A or Novo Know-How, including any lien, encumbrance, charge, security interest, mortgage or similar restriction.

(v)Novo shall diligently seek to ensure that, no later than six (6) months following the Effective Date, each Novo employee or consultant who is an inventor of any invention claimed or that could be claimed in any Novo Patent Right identified in Exhibit A (A) has executed a valid and binding agreement with Novo specific to each such Novo Patent Right expressly assigning to Novo all of his or her right, title and interest to each such invention or (B) where such employee or consultant has refused to execute a valid and binding agreement with Novo specific to each such Novo Patent Right expressly assigning to Novo his or her right, title and interest in each such invention, that Novo has sought legal redress as permitted under the laws of the relevant jurisdiction to compel the inventor to execute such assignment.

(vi)To Novo’s Knowledge, there is no actual or alleged infringement of any trademark, Patent Right or other intellectual property right, or misappropriation of any trade secret, of any Person resulting from the Development, Manufacture or use of a Licensed Product prior to the Effective Date.

(b)If, at any time, either Party shall learn that the representation set forth in Section 7.2(a)(iii) is inaccurate, then, in addition to any other right or remedy that shall exist pursuant to applicable Law or the terms of this Agreement, the Parties shall deem Exhibit A to be amended to include each patent or application rendering such representation inaccurate. The Parties shall promptly execute any and all papers necessary or appropriate to effectuate the purpose of this Section 7.2(b).

(c)Upon TransTech’s reasonable request from time to time, Novo shall (i) record any documents necessary to evidence its ownership interest in any Novo Patent Right and (ii) execute and file any notices and other filings with respect to the rights granted to TransTech under this Agreement, in each case with the United States Patent and Trademark Office (or any successor agency) or any analogous agency in the Territory.

7.3No Warranty. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATION OR WARRANTY CONCERNING WHETHER ANY LICENSED PRODUCT IS FIT FOR ANY PARTICULAR PURPOSE OR SAFE FOR HUMAN CONSUMPTION.

ARTICLE VIII INDEMNIFICATION

8.1Indemnification in Favor of TransTech. Novo shall indemnify, defend and hold harmless the TransTech Parties (as hereinafter defined) from and against any and all Losses incurred, suffered or sustained by any of the TransTech Parties or to which any of the TransTech Parties becomes subject, arising out of, relating to or resulting from:

(a)	any misrepresentation or breach of any representation, warranty, covenant or agreement made by Novo in this Agreement; or

(b)	any violation of the Act or any foreign similar Law by Novo; or

(c)any Third Party claim, action, suit, proceeding, liability or obligation (collectively, “Third-Party Claims”) arising out of, relating to or resulting from:

(i)	any misrepresentation or breach of any representation, warranty, covenant or agreement made by Novo in this

Agreement;

(ii)	the Development, Manufacture or use prior to the Effective Date of a Licensed Product, including all Third-Party Claims involving death or bodily injury caused or allegedly caused by the use of a Licensed Product (any and all such Losses “Product Liability”) prior to the Effective Date; or

(iii)the gross negligence or willful misconduct of any of the Novo Parties (as hereinafter defined) in connection with Novo’s performance of this Agreement.

For purposes of this Article VIII, “TransTech Parties” means TransTech, its Affiliates and their respective agents, directors, officers, employees and shareholders.

The indemnification obligations set forth in this Section 8.1 shall not apply to the extent that any Loss is the result of a breach of this Agreement by TransTech or, with respect to an individual indemnitee, the gross negligence or willful misconduct of such indemnitee.

8.2Indemnification in Favor of Novo. TransTech shall indemnify, defend and hold harmless the Novo Parties (as hereinafter defined) from and against any and all Losses incurred, suffered or sustained by any of the Novo Parties or to which any of the Novo Parties becomes subject, arising out of, relating to or resulting from:

(a)	any misrepresentation or breach of any representation, warranty, covenant or agreement made by TransTech in this Agreement;

or

(b)	any violation of the Act or any foreign similar Law by TransTech; or

(c)	any Third-Party Claim arising out of, relating to or resulting from:

(i)	any misrepresentation or breach of any representation, warranty, covenant or agreement made by TransTech in this

Agreement; or

(ii)	the Development, Manufacture, use or Commercialization from and after the Effective Date of a Licensed Product,

including all Third Party Claims involving (A) Product Liability or (B) subject to Section 5.5, any actual or alleged infringement of any trademark, Patent Right or other intellectual property right, or misappropriation of any trade secret, of any Person; or

(iii)the gross negligence or willful misconduct of any of the TransTech Parties in connection with TransTech’s performance of its obligations under this Agreement.

For purposes of this Article VIII, “Novo Parties” means Novo, its Affiliates and their respective agents, directors, officers, employees and shareholders.

The indemnification obligations set forth in this Section 8.2 shall not apply to the extent that any Loss is the result of a breach of this Agreement by Novo or, with respect to an individual indemnitee, the gross negligence or willful misconduct of such indemnitee.

8.3	General Indemnification Procedures.

(a)A Party seeking indemnification pursuant to this Article VIII (an “Indemnified Party”) shall give prompt notice to the Party from whom such indemnification is sought (the “Indemnifying Party”) of the commencement or assertion of any Third-Party Claim (which in no event includes any claim by any Novo Party or any TransTech Party) in respect of which indemnity may be sought hereunder, shall give the Indemnifying Party such information with respect to any indemnified matter as the Indemnifying Party may reasonably request, and shall not make any admission concerning any Third-Party Claim, unless such admission is required by applicable Law or legal process, including in response to questions presented in depositions or interrogatories. Any admission made by the Indemnified Party or the failure to give such notice shall relieve the Indemnifying Party of any liability hereunder only to the extent that the ability of the Indemnifying Party to defend such Third-Party Claim is prejudiced thereby (and no admission required by applicable Law or legal process shall be deemed to result in prejudice). The Indemnifying Party shall assume and conduct the defense of such Third-Party Claim, with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party. Subject to the initial and continuing satisfaction of the terms and conditions of this Article VIII, the Indemnifying Party shall have full control of such Third-Party Claim, including settlement negotiations and any legal proceedings. If the Indemnifying Party does not assume the defense of such Third-Party Claim in accordance with this Section 8.3, the Indemnified Party may defend the Third-Party Claim. If both Parties are Indemnifying Parties with respect to the same Third-Party Claim, the Parties shall determine by mutual agreement, within twenty (20) days following their receipt of notice of commencement or assertion of such Third-Party Claim (or such lesser period of time as may be required to respond properly to such claim), which Party shall assume the lead role in the defense thereof. Should the Parties be unable to mutually agree on which Party shall assume the lead role in the defense of such Third-Party Claim, both Parties shall be entitled to participate in such defense through counsel of their respective choosing.

(b)The Party not managing the defense of a Third-Party Claim shall have the right to participate in (but not control), at its own expense (subject to the immediately succeeding sentence), the defense. The Indemnifying Party shall not be liable for any litigation cost or expense incurred, without its consent, by the Indemnified Party where the action or proceeding is under the control of the Indemnifying Party; provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to defend such Third-Party Claim, the Indemnified Party may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection therewith.

(c)The Indemnifying Party shall not consent to a settlement of, or the entry of any judgment against the Indemnified Party arising from, any Third-Party Claim to the extent such Third-Party Claim involves equitable or other non-monetary relief from the Indemnified Party. No Party shall, without the prior written consent of the other Party, enter into any compromise or settlement that commits the other Party to take, or to forbear to take, any action.

(d)The Parties shall cooperate in the defense or prosecution of any Third-Party Claim and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

(e)Any indemnification hereunder shall be made net of any insurance proceeds actually recovered by the Indemnified Party from unaffiliated Third Parties; provided, however, that if, following the payment to the Indemnified Party of any amount under this Article VIII, such Indemnified Party recovers any such insurance proceeds in respect of the claim for which such indemnification payment was made, the Indemnified Party shall promptly pay an amount equal to the amount of such proceeds (but not exceeding the amount of such net indemnification payment) to the Indemnifying Party.

(f)The Parties agree and acknowledge that the provisions of this Article VIII represent the Indemnified Party’s exclusive recourse with respect to any Losses for which indemnification is provided to the Indemnified Party under this Article VIII.

8.4Insurance. During the Term and for a period of five (5) years thereafter, TransTech shall obtain or maintain, at its sole cost and expense, product liability insurance in amounts that are reasonable and customary in the pharmaceutical industry. Such product liability insurance shall insure against all liability, including product liability and property damage arising out of the Development, Manufacture, use or Commercialization of Licensed Products in the Territory. Without limiting the generality of the foregoing, TransTech shall maintain comprehensive general liability insurance, including product liability insurance, to cover its activities and, unless its Affiliates and Sublicensees maintain comparable coverage, the activities of its Affiliates and Sublicensees, with respect to Licensed Products. TransTech will provide satisfactory evidence of adequate insurance coverage to Novo upon the request of Novo.

ARTICLE IX

TERM AND TERMINATION

9.1Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless earlier terminated as provided in this Article IX, shall continue in full force and effect, on a country-by-country and Licensed Product-by-Licensed Product basis until there is no remaining royalty with respect to such Licensed Product, at which time this Agreement shall expire in its entirety with respect to such Licensed Product in such country. The Term shall expire on the date this Agreement has expired with respect to all Licensed Products in all countries in the Territory, and from that time forward TransTech shall have a fully paid-up license under the Novo Intellectual Property.

9.2	Termination for Cause.

(a)In the event of a material breach of this Agreement by a Party, the other Party may give the Party in default written notice requiring it to cure such default. If such material breach is not cured within sixty (60) days after receipt of such notice, the notifying Party shall be entitled (without prejudice to its other rights under this Agreement or applicable Law) to terminate this Agreement by giving written notice to the defaulting Party, with such termination to take effect immediately. The right of either Party to terminate this Agreement as set forth in this Section 9.2 shall not be affected in any way by its waiver of, or failure to take action with respect to, any previous default.

(b)In the event of a material breach of this Agreement by TransTech, each Commercialization Partner shall be permitted, in all respects, the opportunity to cure any such material breach by TransTech within the cure period set forth in Section 9.2(a), and Novo shall accept any such cure by any Commercialization Partner on TransTech’s behalf.

9.3Termination for Insolvency. This Agreement may be terminated by Novo upon written notice to TransTech if (a) TransTech shall make an assignment for the benefit of its creditors, file a petition in bankruptcy, petition or apply to any tribunal for the appointment of a custodian, receiver or trustee for it or a substantial part of its assets, or shall commence any proceeding under any bankruptcy, reorganization, readjustment of debt, dissolution or liquidation Law of any jurisdiction, whether now or hereafter in effect; or (b) if there shall have been filed against TransTech any such bona fide petition or application, or any such proceeding shall have been commenced against it, in which an order for relief is entered or that remains undismissed or unstayed for a period of ninety (90) days or more; or (c) if TransTech by any act or omission shall indicate its consent to, approval of or acquiescence in any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or trustee for it or any substantial part of its assets, or shall suffer any such custodianship, receivership or trusteeship to continue undischarged or unstayed for a period of ninety (90) days or more. Termination shall be effective upon the date specified in such notice.

9.4Termination for Patent Challenge. If, at any time during the Term, TransTech opposes, or assists any Third Party to oppose, the grant of any letters patent within the Novo Patent Rights, or disputes, or assists any Third Party to dispute, the validity of any patent within the Novo Patent Rights, or any of the claims thereof, Novo may, in its sole discretion, terminate all or any portion of this Agreement, including the license granted under Section 2.1(b) hereof, upon thirty (30) days prior written notice thereof to TransTech.

9.5	Consequences of Terminations by the Parties.

(a)If this Agreement is terminated by Novo in accordance with Section 9.2, 9.3 or 9.4 hereof, any and all rights granted by Novo to TransTech under this Agreement, including the license granted pursuant to Section 2.1(b) and the Novo Materials and data related to the Novo Materials transferred to TransTech under Section 2.2(a), will automatically and immediately revert to Novo, provided that Novo shall pay royalties to TransTech as set forth in Section 4.2 (with all references therein, and in all defined terms used therein, to “Novo” replaced with “TransTech” and vice versa), reduced by fifty percent (50%), provided further that Novo shall have no obligation to pay any royalty for any Licensed Product in any country in the Territory (i) if TransTech’s breach has materially diminished the value of the Novo Know-How that was embodied in such Licensed Product, (ii) in which TransTech’s breach has materially diminished the value of the Novo Patent Rights that Covered such Licensed Product in such country or (iii) if the Licensed Product is being sold by a Commercialization Partner who has been granted a license under 9.5(b) to Commercialize such Licensed Product in such country. Consequently, TransTech will no longer be entitled to use or rely on any such rights, data and/or Novo Materials, be it in whole or in part. For the avoidance of doubt, upon any termination by Novo in accordance with Section 9.2, 9.3 or 9.4 hereof, Novo shall be entitled to retain any sum already paid by TransTech to Novo and TransTech shall pay to Novo all milestones, royalties or other payments required by this Agreement and accrued prior to such termination. Notwithstanding anything in this Section 9.5(a) to the contrary, if (A) if rights granted by Novo to TransTech under this Agreement revert to Novo pursuant to this Section 9.5(a) and (B) it is necessary for Novo to obtain a license under TransTech Patent Rights in order to Develop, Manufacture or Commercialize a Licensed Product that a Commercialization Partner is not Manufacturing or Commercializing under a license granted pursuant to Section 9.5(b), then TransTech shall grant to Novo a royalty-bearing license under such TransTech Patent Rights to Develop, Manufacture or Commercialize such Licensed Product on financial terms to be negotiated in good faith by the Parties, provided that if the Parties have not agreed on the financial terms of such license within one (1) month after any termination by Novo of this Agreement in accordance with Section 9.2, 9.3 or 9.4 hereof, then TransTech and Novo shall retain three (3) mutually acceptable, internationally recognized investment banking firms (the “9.5 Deciding Bankers”), which 9.5 Deciding Bankers shall each independently assess the facts and circumstances relating to the licensing of such TransTech Patent Rights and recommend the financial terms relating to such license. Novo and TransTech will, following the recommendations of the 9.5 Deciding Bankers, be bound to financial terms with respect to such TransTech Patent Rights equal to the average of the financial terms recommended by the 9.5 Deciding Bankers.

(b)If at any time this Agreement terminates and, as a result of such termination, the rights and licenses granted by Novo to TransTech under Article II terminate (the effective time of such terminations, the “Effective Time”), Novo hereby grants to each Commercialization Partner all rights and licenses of a scope commensurate with the scope of the sublicense granted by TransTech to such Commercialization Partner in accordance with this Agreement, effective as of the Effective Time, subject to the same terms and conditions such rights and licenses were granted to TransTech under this Agreement immediately prior to the Effective Time, without any need for further action by Novo or any Commercialization Partner (such grant by Novo to a Commercialization Partner, the “Stand-by License Agreement”); provided that, as of such Effective Time, (i) the Commercialization Partner is not in material default of its obligations under its sublicense agreement with TransTech and (ii) such Commercialization Partner shall not have caused, in any direct and material way or in any indirect way involving knowing and deliberate actions by such Commercialization Partner, any material default under this Agreement, including lack of commercially reasonable best efforts under Section 3.2(a) by the Commercialization Partner, that is a basis for any such termination; provided further that the Stand-by License Agreement shall terminate if (A) the basis for Novo’s termination of this Agreement was a material breach by TransTech of TransTech’s payment obligations under Section 4.2 of this Agreement, (B) at or after the Effective Time Novo gives such Commercialization Partner written notice of the portion of such overdue amounts relating to Net Sales of Licensed Products in the portion of the Territory for which the Commercialization Partner has a license to Commercialize Licensed Products under its sublicense with TransTech and (C) such Commercialization Partner fails to pay within thirty (30) business days after such notice such portion of such overdue amounts owed by TransTech to Novo. Following the Effective Time, each Commercialization Partner’s payment obligations under the Stand-by License Agreement shall be the same as TransTech’s payment obligations would have been hereunder if this Agreement had remained in effect and TransTech’s activities hereunder had been the same as those of such Commercialization Partner under the Stand-by License Agreement.

(c)If TransTech is entitled to terminate this Agreement in accordance with Section 9.2 hereof, TransTech may elect one of the following options:

(i)TransTech may terminate this Agreement in its entirety and any and all rights granted by Novo to TransTech under this Agreement, including the license granted pursuant to Section 2.1(b) and the Novo Materials and data related to the Novo Materials transferred to TransTech under Section 2.2(a), will automatically and immediately revert to Novo; or

(ii)TransTech may terminate this Agreement in its entirety except that the rights and licenses granted by Novo to TransTech under Article II shall survive, provided that TransTech (A) does not challenge the Novo Patent Rights for the term of TransTech’s license to such Patent Rights and (B) continues to pay royalties as set forth in Section 4.2, reduced by fifty percent (50%), provided further that TransTech shall have no obligation to pay any royalty for any Licensed Product in any country in the Territory (1) if Novo’s breach has materially diminished the value of the Novo Know-How that was embodied in such Licensed Product or (2) in which Novo’s breach has materially diminished the value of the Novo Patent Rights that Covered such Licensed Product in such country.

9.6Effect of Termination or Expiration; Accrued Rights and Obligations. Termination or expiration of this Agreement for any reason shall not release either Party from any liability that, at the time of such termination or expiration, has already accrued or that is attributable to a period prior to such termination or expiration nor preclude either Party from pursuing any right or remedy it may have hereunder or at Law or in equity with respect to any breach of this Agreement. It is understood and agreed that monetary damages may not be a sufficient remedy for any breach of this Agreement and that the non-breaching Party may be entitled to seek injunctive relief as a remedy for any such breach without the need to post bond or any other security.

9.7Survival. The rights and obligations set forth in this Agreement shall extend beyond the Term or termination of this Agreement only to the extent expressly provided for in this Agreement or to the extent required to give effect to a termination of this Agreement or the consequences of a termination of this Agreement as expressly provided for in this Agreement. Without limiting the generality of the foregoing, it is agreed that the provisions of ARTICLE I (as applicable), Sections 2.1(a), 2.3, 4.4, 4.9, 4.10 and 5.1, ARTICLE VI, ARTICLE VII, ARTICLE VIII, Sections 9.5, 9.6 and 9.7, ARTICLE X and Sections 11.1, 11.2, 11.4, 11.5, 11.6, 11.7, 11.9, 11.13, 11.15, 11.16 and 11.17 shall survive expiration or termination of this Agreement for any reason.

ARTICLE X RELEASES OF BREACH ISSUE

10.1Grant of Release. Each Party (for purposes of this Article X, the “Releasor”), affirming that it has all requisite legal capacity to give this release on behalf of itself and its Affiliates and the employees, agents, principals, officers and directors of each of them (collectively, the “Releasing Group”), hereby releases and holds harmless, now and forever, the other Party, its Affiliates and the employees, agents, principals, officers and directors of each of them (collectively, the “Released Group”) from, and waives any claim that any Person in the Releasing Group has presently, may have or have had in the past, known or unknown, against any Person in the Released Group in relation to any matter arising from the Umbrella Agreement and the GK Statement upon or by reason of, any matter, cause or thing whatsoever from the beginning of the world to the Effective Date, including any claim relating to or arising out of the Breach Issue or the facts and circumstances giving rise to the Breach Issue. It is the intention of the Releasing Group that the foregoing release shall be effective as a bar to all claims of whatever character, nature or kind, known or unknown, suspected or unsuspected, including without limitation those relating to the Breach Issue.

10.2Sole Judgment. The Releasor represents and warrants that, in entering into the release set forth in Section 10.1, it has relied solely on its own judgment, belief and knowledge and has consulted or had the opportunity to consult its own independent counsel concerning the nature, extent and duration of its rights and claims. Further, the Releasor has not been influenced to any extent whatsoever in executing this Release by any representation or warranty made or allegedly made by the Released Group concerning any matter relating to this Release, except the representations and warranties set forth in this Section 10.2.

10.3No Assignment. The Releasor represents and warrants that no one in the Releasing Group has assigned, transferred or granted any claim, right, demand or cause of action intended to be released by this Release.

ARTICLE XI MISCELLANEOUS

11.1Governing Law. This Agreement shall be governed by and interpreted in accordance with the internal Laws of the State of New York, USA, without regard to its conflicts of laws rules.

11.2Jurisdiction. Each Party (a) irrevocably submits to the exclusive jurisdiction in the United States District Court for the Southern District of New York and any state court sitting in New York County, New York, USA (collectively, the “Courts”), for purposes of any action, suit or other proceeding arising out of this Agreement, and (b) agrees not to raise any objection at any time to the laying or maintaining of the venue of any such action, suit or proceeding in the Courts, irrevocably waives any claim that such action, suit or other proceeding has been brought in an inconvenient forum and further irrevocably waives the right to object, with respect to such action, suit or other proceeding, that such Courts do not have any jurisdiction over such Party. Either Party may serve any process required by such Courts by way of notice under this Agreement.

11.3Waiver. Waiver by a Party of the other Party’s material breach of any provision of this Agreement shall not be construed as a waiver of any succeeding breach of the same or any other provision. No delay or omission by a Party to exercise or avail itself of any right, power or privilege that it has or may have under this Agreement shall operate as such Party’s waiver of any right, power or privilege. No waiver shall be effective unless made in writing with specific reference to the relevant provision(s) of this Agreement and signed by a duly authorized representative of the Party granting the waiver.

11.4Notices. All notices, instructions and other communications hereunder or in connection herewith shall be in writing, shall be sent to the address specified in this Section 11.4 and shall be: (a) delivered personally; (b) sent by registered or certified mail, return receipt requested, postage prepaid; (c) sent via a reputable international overnight courier service; or (d) sent by facsimile transmission. Any such notice, instruction or communication shall be deemed to have been delivered upon receipt if delivered by hand, three (3) Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, one (1) Business Day after it is sent via a reputable international overnight courier service, or when transmitted with electronic confirmation of receipt, if transmitted by facsimile (if such transmission is on a Business Day; otherwise, on the next Business Day following such transmission).

Notices to Novo shall be addressed to:

Novo Nordisk A/S Novo Allé

DK-2880 Bagsvaerd Denmark

Attention: Chief Science Officer Facsimile: +45 4442 7280

with a copy to:

Novo Nordisk A/S Novo Allé

DK-2880 Bagsvaerd Denmark

Attention: General Counsel Facsimile: +45 4442 4135

Notices to TransTech shall be addressed to:

TransTech Pharma, Inc.

4170 Mendenhall Oaks Parkway High Point, NC 27265, USA Attention: Chief Executive Officer Facsimile: (336) 841-0333

with a copy to:

TransTech Pharma, Inc.

4170 Mendenhall Oaks Parkway High Point, NC 27265, USA

Attention: Office of Senior Vice President – Legal Affairs Facsimile: (336) 841-0333

Either Party may change its notice address by giving notice to the other Party.

11.5Entire Agreement. This Agreement contains the complete understanding of the Parties with respect to the discovery, Development, Manufacture, use and Commercialization of Licensed Products and supersedes all prior understandings and writings relating to such subject matter, including the Umbrella Agreement and the GK Statement, which, together with that certain Confidential Disclosure Agreement between Novo and TransTech dated January 31, 2007, and all provisions referenced in Sections 13.6.3, 13.6.4 and 13.6.5 of the Umbrella Agreement as surviving termination thereof, shall terminate as of the Effective Date and be of no further force and effect. In particular, and without limitation, this Agreement supersedes and replaces any and all term sheets relating to the transactions contemplated by this Agreement and exchanged between the Parties prior to the Effective Date.

11.6Headings. Headings in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement.

11.7Severability. If any provision of this Agreement is held unenforceable by a court or tribunal of competent jurisdiction because it is invalid or conflicts with any Law of any relevant jurisdiction, the validity of the remaining provisions shall not be affected. In such event, the Parties shall negotiate a substitute provision that, to the extent possible, accomplishes the original business purpose.

11.8Registration and Filing of the Agreement. To the extent, if any, that a Party concludes in good faith that it is required to file or register this Agreement or a notification thereof with any Governmental Authority, including the U.S. Securities and Exchange Commission, in accordance with applicable Laws, such Party may do so. The other Party shall cooperate in such filing or notification and shall execute all documents reasonably required in connection therewith. In such situation, the Parties will request confidential treatment of sensitive provisions of this Agreement, to the extent permitted by Law. The Parties shall promptly inform each other as to the activities or inquiries of any such Governmental Authority relating to this Agreement, and shall cooperate to respond to any request for further information therefrom.

11.9Assignment. Either Party may assign its rights and obligations under this Agreement to any Affiliate, provided such assigning Party continues to be fully liable for its Affiliate’s prompt fulfillment of any obligations so assigned. Neither Party may assign this Agreement to any Third Party without the written consent of the other Party, which consent shall not be unreasonably conditioned, delayed or withheld; except either Party may assign this Agreement, without such consent, to an entity that acquires all or substantially all of its assets relating to the subject matter of this Agreement, whether by merger, reorganization, acquisition, sale, or otherwise, always provided that the assignee successor shall not be entitled to exercise any rights or receive any benefits under this Agreement until it has expressly assumed in writing to the other Party the performance and observance of all the assigning Party’s duties and obligations as set forth in this Agreement. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns. Any assignment in violation of this Agreement shall be void and of no effect.

11.10Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

11.11Force Majeure. No Party shall be liable for failure of or delay in performing obligations set forth in this Agreement, and no Party shall be deemed in breach of its obligations, if such failure or delay is due to a natural disaster or any cause reasonably beyond the control of such Party.

11.12Press Releases and Other Disclosures. The Parties will cooperate in the distribution of the initial press release relating to this Agreement set forth in Exhibit D to this Agreement. Except as expressly permitted under this Section or required by Law, neither Party will make any public announcement of any information regarding this Agreement either directly or indirectly, without first obtaining the written approval of the other Party; provided, however, that TransTech may make a public announcement of or otherwise disclose the results of any clinical trial relating to Licensed Products without first obtaining the written approval of Novo. Once any public statement or disclosure has been approved in accordance with this Section, then either Party may appropriately communicate information contained in such permitted statement or disclosure. Notwithstanding the foregoing provisions of this Section 11.12 or Article VI, a Party may disclose the existence and terms of the this Agreement (a) where required, as reasonably determined by the disclosing Party, by applicable Law, by applicable stock exchange regulation or by order or other ruling of a competent court or (b) under obligations of confidentiality as least as stringent as those set forth in this Agreement, to agents, directors, officers, employees, consultants, contractors, licensees, partners, investors, investors’ representatives, acquirers, acquirer’s representatives and advisors, and to potential agents, consultants, contractors, licensees, partners, investors, investors’ representatives, acquirers, acquirer’s representatives and advisors, in connection with (i) the discovery, Development, Manufacture or Commercialization of Licensed Products pursuant to this Agreement, including negotiations with potential Commercialization Partners or (ii) such Party’s financing activities, corporate restructuring or sale.

11.13Third-Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party other than an indemnitee under Article VIII. No such Third Party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against either Party.

11.14Relationship of the Parties. No employee or representative of a Party shall have any authority to bind or obligate the other Party for any sum or in any manner whatsoever, or to create or impose any contractual or other liability on the other Party, except as expressly set forth in Articles V and VIII. For all purposes, and notwithstanding any other provision of this Agreement to the contrary, the legal relationship under this Agreement of each Party to the other Party shall be that of independent contractor. Nothing in this Agreement shall be construed to establish a relationship of partners or joint venturers between the Parties.

11.15Performance by Affiliates. To the extent that this Agreement imposes obligations on Affiliates of a Party, such Party agrees to cause its Affiliates to perform such obligations.

11.16Construction. Each Party acknowledges that it has been advised by counsel during the course of negotiation of this Agreement, and, therefore, that this Agreement shall be interpreted without regard to any presumption or rule requiring construction against the Party causing this Agreement to be drafted. Any reference in this Agreement to an Article, Section, subsection, paragraph or clause shall be deemed to be a reference to such Article, Section, subsection, paragraph or clause of or to, as the case may be, this Agreement. Except where the context otherwise requires, (a) wherever used, the use of any gender will be applicable to all genders, (b) the word “or” is used in the inclusive sense (and/or), (c) any definition of or reference to any agreement, instrument or other document refers to such agreement, instrument other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (d) any reference to any Laws refers to such Laws as from time to time enacted, repealed or amended, (e) the words “herein”, “hereof” and hereunder”, and words of similar import, refer to this Agreement in its entirety and not to any particular provision hereof, (f) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “but not limited to”, “without limitation” or words of similar import.

11.17No Consequential or Punitive Damages. NEITHER PARTY HERETO WILL BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING LOST PROFITS, ARISING FROM OR RELATING TO THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES. NOTHING IN THIS SECTION 11.17 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER THIS AGREEMENT WITH RESPECT TO THIRD-PARTY CLAIMS, OR WITH RESPECT TO THE INFRINGEMENT OR MISAPPROPRIATION OF THE OTHER PARTY’S INTELLECTUAL PROPERTY RIGHTS OR CONFIDENTIAL INFORMATION.

IN WITNESS WHEREOF, the Parties have signed this Agreement as of the Effective Date.

NOVO	NORDISK A/S		TRANSTECH PHARMA, INC.
By: Name: Title:	/s/ Mads Krogsgaard Thomsen Mads Krogsgaard Thomsen Executive Vice President, CSO		By: /s/ Adnan Mjalli Name: Adnan Mjalli Title: President, CEO
33

EXHIBIT A

NN Case Ref.	Country Code	App. No.	Earliest Priority Date	Filing Date	Pub. No.	Inventor(s)	Assignees	Title of App.	STATUS
6449	US	60/386,185	-	12/21/01	-				Abandoned 12/21/02
6449	EP	2002388015.6	-	02/19/02	1336607				Withdrawn 09/24/04
6449	PCT	PCT/DK02/00880	12/21/01	12/19/02	WO 03/055482	Andrews, R.C. Guzel, M. Kodra, J.T. Lau, J. Mjalli, A.M.M. Polisetti, D.R. Santhosh, K.C.		Amide Derivatives GK Activators	Entered National Phase
6449	AU			12/19/02	2002351748				Active
6449	BR			12/19/02	200215212				Active
6449	CA	2471049		12/19/02					Active
6449	CN	02827501.2		12/19/02					Active
6449	CZ			12/19/02	200400747				Active
6449	EPO	02787463.5		12/19/02	1458382				Active
6449	HU			12/19/02	200402309				Active
6449	IL	162620		12/19/02					Active
6449	IN			12/19/02	200401371				Active

6449	JP	2003556060		12/19/02	2005518391		Active
6449	KR(South)			12/19/02	2004-7009841		Active
6449	MX			12/19/02	2004006048		Active
6449	NO			12/19/02	200403116		Active
6449	PL	370989		12/19/02			Active
6449	RU			12/19/02	2004122407		Active
6449	TW	92100480		12/19/02	200303207		Active
6449	UA			12/19/02	20040604430		Active
6449	US	10/323,290		12/19/02	20030171411	Novo Nordisk A/S	Active
6449	ZA			12/19/02	20044521		Active
6511	DK	2003 00286	-	02/25/03
6511	US	60/394,144	-	07/03/02			Abandoned 07/03/03
6511	DK	2002 00999	-	06/27/02

EXHIBIT A (cont’d)

NN Case Ref.	Country Code	App. No.	Earliest Priority Date	Filing Date	Pub. No.	Inventor(s)	Assignees	Title of App.	STATUS
6511	US	60/452,228	-	03/05/03					Abandoned 03/05/04
6511	PCT	PCT/DK03/00449	6/27/02	6/27/03	WO 04/002481	Andrews R.C. Ankersen M. Bloch P. Blume N. Guzel M. Jeppesen L. Kodra J.T. Lau J. Mjalli A.M.M. Murray A.N. Polisetti D.R. Santhosh K.C. Subramaniam G. Valcarce-Lopez M.C. Vedso P.		Aryl Carbonyl Derivatives as Therapeutic Agents	Entered National Phase
6511	AU			6/27/03	2003243921				Active
6511	BR			6/27/03	200312023				Active
6511	CA	2488642		6/27/03					Active
6511	CN	03820170.4		6/27/03	1678311				Active
6511	EP	03761446.8		6/27/03	1531815				Active
6511	IL	165532		6/27/03					Active
6511	IN			6/27/03	200402911				Active
6511	JP	2004548878		6/27/03	2005537333				Active
6511	KR(South)	20047021359		6/27/03	2005019801				Active
6511	MX			6/27/03	2005000130				Active
6511	NO			6/27/03	200500426				Active
6511	PL	374920		6/27/03					Active
6511	RU			6/27/03	2005101880				Active
6511	US	11/365,534		6/27/03	20060183783		No Assignment Recorded		Active
6511	US	10/679,887		6/27/03	20040122235		Novo Nordisk A/S		Allowance Pending
6511	ZA				200500766				Active
6694	EP	2003388079.0			1532980				Withdrawn 07/13/06

A-2

EXHIBIT A (cont’d)

NN Case Ref.	Country Code	App. No.	Earliest Priority Date	Filing Date	Pub. No.	Inventor(s)	Assignees	Title of App.	STATUS
6694	PCT		1/24/03	11/24/04	WO 05/049019	Andrews R.C. Ankersen M. Christen D.P. Jeppesen L. Kodra J.T. Lau J.F. Mjalli A.M.M. Murray A. Polisetti D.R. Subramanian G. Vedso P.		N-Heteroaryl Indole Carboxamides and Analogues Thereof, for use as Glucokinase Activators in the Treatment of Diabetes	Entered National Phase
6694	EP	04797475.3		11/24/04	1689392				Active
6694	JP			11/24/04	2006540176				Active
6694	US	11/439,820		11/24/04	20070027140		Novo Nordisk A/S		Active
6808	DK	2004 00013
6808	DK	2004 01272
6808	DK	2004 01897
6808	PCT	PCT/DK05/00002	1/6/04	1/6/05	WO 05/066145	Andrews R.C. Ankersen M. Christen D.P. Cooper J.T. Jeppesen L. Kristiansen M. Lau J. Lundbeck J.M. Murray A. Polisetti D.R. Santhosh K.C. Subramanian G. Valcarce-Lopez M.C. Vedso P.		Heteroaryl-Ureas and Their Use as Glucokinase Activators	Entered National Phase
6808	AU			1/6/05	2005203930				Active
6808	BR	PI05066662-0		1/6/05					Active
6808	CA	2551324		1/6/05					Active
6808	CN	200580002021.6		1/6/05					Active
6808	EP	05700554.8		1/6/05	1723128				Active
6808	IL	176257		1/6/05					Active
6808	IN	3624/DELNP/2006		1/6/05					Active
6808	JP			1/6/05	2006548114				Active
6808	KR(South)	10-2006-7013454		1/6/05					Active
6808	MX	PA/a/2006/00766		1/6/05					Active
6808	NO			1/6/05	200603351				Active
6808	RU			1/6/05	2006122209				Active

A-3

EXHIBIT A (cont’d)

NN Case Ref.	Country Code	App. No.	Earliest Priority Date	Filing Date	Pub. No.	Inventor(s)	Assignees	Title of App.	STATUS
6808	US	11/453,330		1/6/05					Active
6808	ZA			1/6/05	200605467				Active
6833	DK	2004939A20040617
6833	PCT		6/17/04		WO 05/123132	Arkhammar P.O.G. Boedvarsdottir T.B. Fosgerau K. Larsen M.O. Varcarce-Lopez C. Wahl P.		Use of Liver Selective Glucose Activators
6833	EP			6/17/05					Active
6833	JP			6/17/05					Active
6833	US	11/629,711		6/17/05					Active
6937	DK	2004 01888
6937	PCT		12/3/04	12/5/05	WO 06/058923	Jeppesen L. Kristiansen M.		Heteroaromatic Glucose Activators	Active
7112	PCT	2006/064289	7/14/05	7/14/06				Urea Glucokinase Activators	Active
7127	US	60/800,354	-	4/28/06				Benzamide Glucokinase Activators	Active
7208	PCT	PCT/EP06/064028	7/8/05	7/07/06				Dicycloalkylcarbamoyl Ureas as Glucokinase Activators	Active
7209	US	60/737,143	-	11/16/05					Abandoned 11/16/06
7209	EP	05110779.5		11/16/05					Active
7209	PCT	PCT/EP06/064026	7/8/05	7/7/06				Dicycloalkyl Urea Glucokinase Activators	Active
7385	US	60/800,574	-	5/15/06				Benzamide Glucokinase Activators	Active
7385	US	60/813,858	-	6/15/06					Active
7562	US	60/879,683	-	1/10/07				Urea Glucokinase Activators	Active
7562	EP	07100275.2	1/9/07	1/9/07					Active
7563	US	60/879,961	-	1/11/07				Urea Glucokinase Activators	Active
7563	EP	07100406.3	1/11/07	1/11/07					Active

[***]

[***]

Press Release DRAFT

APPENDIX D PRESS RELEASE

20 February 2007DRAFT 2 /

TransTech Pharma, Inc. Obtains Exclusive License to Glucokinase Activator Programme for the Treatment of Diabetes from Novo Nordisk

Bagsværd, Denmark; High Point, NC – Novo Nordisk A/S and TransTech Pharma, Inc. announced today an agreement whereby TransTech has obtained an exclusive license from Novo Nordisk to its clinical glucokinase activator (GKA) programme. Tests in a variety of mammalian species suggest that glucokinase activators can help people with diabetes control their glucose levels. Under the terms of the agreement, TransTech will obtain all rights worldwide to Novo Nordisk’s GKA programme including preclinical and clinical compounds, the latter with human data.

On 15 January, Novo Nordisk announced a decision to focus all its research and development resources on the company’s growing pipeline of protein- based pharmaceuticals. As a result of this decision the company said it would out-license existing preclinical and clinical small-molecule projects, including its GKA programme which is currently in clinical testing.

The drug candidates licensed by TransTech are novel, orally administered compounds discovered during a strategic research collaboration initiated in 2001 between TransTech and Novo Nordisk utilising TransTech’s proprietary small-molecule discovery engine, TTP Translational TechnologyÒ.

Novo Nordisk A/S	Novo Allé	Telephone:	Internet:	CVR no:
Corporate Communications	2880 Bagsværd	+45 4444 8888	novonordisk.com	24256790

Denmark Telefax:

+45 4444 2314

Adnan Mjalli, PhD, Founder, chairman and chief executive officer of TTP, said, “The promise of glucokinase activators to transform diabetes therapy is enormous. We are excited to obtain all the rights to these drug candidates, which we jointly discovered with Novo Nordisk, a recognised worldwide leader in diabetes therapies. The addition of the glucokinase activator programme will greatly enhance our existing diabetes and obesity portfolio and allow TransTech to become a world leader in the discovery and development of novel treatments for diabetes and obesity – a key therapeutic focus of the company. Our current diabetes and obesity portfolio includes orally administered and novel therapeutic development candidates targeting PTP1b inhibitors, AgRP inhibitors, GLP1R agonists and AMPK activators.”

Mads Krogsgaard Thomsen, executive vice president and chief science officer of Novo Nordisk, said: “We are very pleased that it has been possible to reach an agreement with TransTech in such short time. They have been our partners in the GKA programme all along, and they have the capabilities to take on the further development. This allows us to focus our R&D on therapeutic proteins which is where we have our core competences, while keeping a financial stake in the GKA programme.”

TransTech will make an up-front payment to Novo Nordisk for the licensed rights, and has also committed to additional payments as development milestones are reached, as well as royalties on commercial product sales. The parties have agreed not to disclose further terms of the agreement.

About TransTech Pharma, Inc.

TransTech Pharma is a privately held clinical-stage pharmaceutical company working on the discovery, development, and commercialization of human therapeutics to fill unmet medical needs. The Company’s high-throughput drug discovery platform, TTP Translational Technology®, translates the functional modulation of human proteins into safe and effective medicines. TransTech has a pipeline of small-molecule clinical and pre-clinical drug candidates for the treatment of a wide range of human diseases, including central nervous system disorders, type I/II diabetes, obesity, cardiovascular and cancer. For further company information, visit http://www.ttpharma.com.

About Novo Nordisk

Novo Nordisk is a healthcare company and a world leader in diabetes care. The company has the broadest diabetes product portfolio in the industry, including the most advanced products within the area of insulin delivery systems. In addition, Novo Nordisk has a leading position within areas such as haemostasis management, growth hormone therapy and hormone replacement therapy. Novo Nordisk manufactures and markets pharmaceutical products and services that make a significant difference to patients, the medical profession and society. With headquarters in Denmark, Novo Nordisk employs more than 23,600 employees in 79 countries, and markets its products in 179 countries. Novo Nordisk’s B shares are listed on the stock exchanges in Copenhagen and London. Its ADRs are listed on the New York Stock Exchange under the symbol ‘NVO’. For more information, visit novonordisk.com.

For further information contact:

TransTech Pharma Inc.

Stephen L. Holcombe

Senior Vice President and Chief Financial Officer Tel: (+1) 336-841-0300 ext 150

sholcombe@ttpharma.com

Novo Nordisk

Media:Investors:

Mike Rulis

Tel: (+45) 4442 3573

mike@novonordisk.com

Mads Veggerby Lausten Tel: (+45) 4443 7919

mlau@novonordisk.com

Hans Rommer

Tel: (+45) 4442 4765

hrmm@novonordisk.com

In North America:In North America:

Susan T Jackson

Tel: (+1) 609 919 7776

stja@novonordisk.com

Christian Qvist Frandsen Tel: (+1) 609 919 7937

cqfr@novonordisk.com

For Immediate Release

TransTech Pharma, Inc. Obtains Exclusive License to Glucokinase Activator Program for the Treatment of Diabetes from Novo Nordisk

High Point, NC; Bagsvaerd, Denmark - February 20, 2007 - TransTech Pharma and Novo Nordisk A/S announced today an agreement whereby TransTech has obtained an exclusive license from Novo Nordisk to its clinical glucokinase activator (GKA) program. Tests in a variety of mammalian species suggest that glucokinase activators can help people with diabetes control their glucose levels. Under the terms of the agreement, TransTech will obtain all rights worldwide to Novo Nordisk’s GKA program including preclinical and clinical compounds, the latter with human data.

On 15 January, Novo Nordisk announced a decision to focus all its research and development resources on the company’s growing pipeline of protein- based pharmaceuticals. As a result of this decision the company said it would out-license existing preclinical and clinical small-molecule projects, including its GKA program which is currently in clinical testing.

The drug candidates licensed by TransTech are novel, orally administered compounds discovered during a strategic research collaboration initiated in 2001 between TransTech and Novo Nordisk utilizing TransTech’s proprietary small-molecule discovery engine, TTP Translational TechnologyÒ.

Adnan Mjalli, PhD, founder, chairman and chief executive officer of TTP, said, “The promise of glucokinase activators to transform diabetes therapy is enormous. We are excited to obtain all the rights to these drug candidates, which we jointly discovered with Novo Nordisk, a recognized worldwide leader in diabetes therapies. The addition of the glucokinase activator program will greatly enhance our existing diabetes and obesity portfolio and allow TransTech to become a world leader in the discovery and development of novel treatments for diabetes and obesity – a key therapeutic focus of the company. Our current diabetes and obesity portfolio includes orally administered and novel therapeutic development candidates targeting PTP1b inhibitors, AgRP inhibitors, GLP1R agonists and AMPK activators.”

Mads Krogsgaard Thomsen, executive vice president and chief science officer of Novo Nordisk, said: “We are very pleased that it has been possible to reach an agreement with TransTech in such short time. They have been our partners in the GKA program all along, and they have the capabilities to take on the further development. This allows us to focus our R&D on therapeutic proteins which is where we have our core competences, while keeping a financial stake in the GKA program.”

TransTech will make an up-front payment to Novo Nordisk for the licensed rights, and has also committed to additional payments as development milestones are reached, as well as royalties on commercial product sales. The parties have agreed not to disclose further terms of the agreement.

About TransTech Pharma, Inc.

TransTech Pharma is a privately held clinical-stage pharmaceutical company working on the discovery, development, and commercialization of human therapeutics to fill unmet medical needs. The Company’s high-throughput drug discovery platform, TTP Translational Technology®, translates the functional modulation of human proteins into safe and effective medicines. TransTech has a pipeline of small-molecule clinical and pre-clinical drug candidates for the treatment of a wide range of human diseases, including central nervous system disorders, type I/II diabetes, obesity, cardiovascular and cancer. For further company information, visit http://www.ttpharma.com.

About Novo Nordisk

Novo Nordisk is a healthcare company and a world leader in diabetes care. The company has the broadest diabetes product portfolio in the industry, including the most advanced products within the area of insulin delivery systems. In addition, Novo Nordisk has a leading position within areas such as haemostasis management, growth hormone therapy and hormone replacement therapy. Novo Nordisk manufactures and markets pharmaceutical products and services that make a significant difference to patients, the medical profession and society. With headquarters in Denmark, Novo Nordisk employs more than 23,600 employees in 79 countries, and markets its products in 179 countries. Novo Nordisk’s B shares are listed on the stock exchanges in Copenhagen and London. Its ADRs are listed on the New York Stock Exchange under the symbol ‘NVO’. For more information, visit novonordisk.com.

For further information contact: TransTech Pharma, Inc. Stephen L. Holcombe

Senior Vice President and Chief Financial Officer Tel: 336-841-0300 ext 150

sholcombe@ttpharma.com

Novo Nordisk

Media:Investors:

Mike Rulis

Tel: (+45) 4442 3573

mike@novonordisk.com

Mads Veggerby Lausten Tel: (+45) 4443 7919

mlau@novonordisk.com

Hans Rommer

Tel: (+45) 4442 4765

hrmm@novonordisk.com

In North America:In North America:

Susan T Jackson

Tel: (+1) 609 919 7776

stja@novonordisk.com

Christian Qvist Frandsen Tel: (+1) 609 919 7937

cqfr@novonordisk.com

[***]

EXHIBIT F

Samples of Licensed Products and Compounds

TransTech shall pay to Novo [***] as consideration for receipt from Novo of the following amounts of Licensed Products and Compounds pursuant to Section 2.2(a). TransTech shall provide Novo with the address of, and Novo shall ship all Licensed Products and Compounds produced according to Good Manufacturing Practices to, a Good Manufacturing Practices facility.

NN9101

•	NN9101 not produced according to Good Manufacturing Practices: [***]
•	NN9101 not produced according to Good Manufacturing Practices: [***]
•	NN9101 produced according to Good Manufacturing Practices: [***]
•	NN9101 produced according to Good Manufacturing Practices: [***]
•	NN9101 released for Good Manufacturing Practices: [***]

NN9108

•	NN9108 produced according to Good Manufacturing Practices: [***]
•	NN9108 ordered key starting materials A and B for [***] API - Good Manufacturing Practices batch: [***]

NN9139

•	NN9139 released for Good Manufacturing Practices: [***]